Viad Corp
1850 North Central Avenue, Suite 800
Phoenix, Arizona 85004-4545

April 6, 2010

Dear Fellow Viad Corp Shareholder:

The 2010 Annual Meeting of Shareholders of Viad Corp will be held on Tuesday, May 18, at 9:00 a.m., at The Ritz-Carlton, 2401 East Camelback Road, Phoenix, Arizona 85016, in the Pavilion Room. The meeting will begin promptly at 9:00 a.m., Mountain Standard Time, so please plan to arrive early.

The formal notice of the meeting is on the next page. No admission tickets or other credentials will be required for attendance at the meeting. You may use the hotel’s free valet parking.

Directors and officers will be available at the meeting to speak with you. There will be an opportunity during the meeting for your questions regarding the affairs of the Corporation and for a discussion of the business to be considered at the meeting as explained in the notice and proxy statement.

Your vote is important. Whether you plan to attend or not, please sign, date, and return the enclosed proxy card in the envelope provided, or you may vote your shares by telephone or the Internet as described on your proxy card. If you plan to attend the meeting, you may vote in person.

Sincerely,

Paul B. Dykstra
Chairman, President and Chief Executive Officer

Viad Corp
1850 North Central Avenue, Suite 800
Phoenix, Arizona 85004-4545

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
AND AVAILABILITY OF PROXY MATERIALS

April 6, 2010

To Viad Corp Shareholders:

We will hold the Annual Meeting of Shareholders of Viad Corp, a Delaware corporation, at The Ritz-Carlton, 2401 East Camelback Road, Phoenix, Arizona 85016 in the Pavilion Room, on Tuesday, May 18, 2010, at 9:00 a.m., Mountain Standard Time. The purpose of the meeting is to:

1.	Elect three directors to Viad’s Board of Directors, each for a three-year term;

2.	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accountants (also referred to as “independent auditors”) for 2010;

3.	Consider any other matters which may properly come before the meeting and any adjournments.

The foregoing items of business are more fully described in the proxy statement accompanying this notice. Our 2009 Annual Report, including financial statements, is included with your proxy materials.

Only shareholders of record of common stock at the close of business on March 25, 2010, are entitled to receive this notice and to vote at the meeting. A list of shareholders entitled to vote will be available at the meeting for examination by any shareholder for any proper purpose. The list will also be available on the same basis for ten days prior to the meeting at Viad’s principal executive offices at the address listed above.

To assure your representation at the meeting, please vote your shares by telephone, the Internet or by signing, dating and returning the enclosed proxy card at your earliest convenience. The Internet and automated telephone voting features are described on the proxy card. We have enclosed a return envelope, which requires no postage if mailed in the United States, if you choose to mail your proxy. Your proxy is being solicited by the Board of Directors.

By Order of the Board of Directors

SCOTT E. SAYRE
Vice President-General Counsel and Secretary

Important Notice Regarding the Availability of Proxy Materials for Shareholder Meeting:

The 2010 Proxy Statement and 2009 Annual Report are available at www.viad.com/proxy10.html
(or go to www.viad.com and then click onto the link “2010 Annual Meeting–Proxy Materials”).

VIAD CORP
1850 North Central Avenue, Suite 800
Phoenix, Arizona 85004-4545

PROXY STATEMENT

GENERAL INFORMATION ABOUT THE MEETING

Viad Corp 2010 Annual Meeting	Tuesday, May 18, 2010 9:00 a.m., Mountain Standard Time	The Ritz-Carlton 2401 East Camelback Road Phoenix, Arizona 85016

Agenda	1. Elect three directors.

2. Ratify the appointment of Deloitte & Touche LLP as our independent registered public accountants (also referred to as “independent auditors”) for 2010.

3. Any other proper business.

Proxies Solicited By	Board of Directors of Viad Corp.

First Mailing Date	We anticipate mailing the proxy statement on April 6, 2010.

Record Date	March 25, 2010. On the record date, we had 20,541,349 shares of our common stock outstanding.

Voting	If you were a holder of common stock on the record date, you may vote at the meeting. Each share held by you is entitled to one vote. You can vote in person at the meeting, by the Internet, by automated telephone voting, or by proxy.

Proxies	We will vote signed returned proxies “FOR” the Board’s director nominees, and “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accountants for 2010, unless you vote differently on the proxy card. The proxy holders will use their discretion on other matters. If a nominee cannot or will not serve as a director, proxy holders will vote for a person whom they believe will carry on our present policies.

Revoking Your Proxy	You may revoke your proxy before it is voted at the meeting. To revoke your proxy, follow the procedures listed under the “Voting Procedures/Revoking Your Proxy” section of this proxy statement.

Your Comments	Your comments about any aspect of our business are welcome. Although we may not respond on an individual basis, your comments receive consideration and help us measure your satisfaction.

Prompt return of your proxy will help reduce the costs of resolicitation.

PROPOSAL 1:  ELECTION OF DIRECTORS

Board Structure

The Board of Directors of Viad Corp (“Viad” or the “Company”) consists of nine persons divided into three classes or groups. The term of one class of directors expires at each annual meeting, and nominees are elected to that class for a term of three years. Three directors are to be elected at this year’s annual meeting.

Majority Vote Standard for Election of Directors

For uncontested elections of directors, Viad’s Bylaws provide that the vote standard is a majority of votes cast, which means that the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that director nominee. The Bylaws further provide that if a nominee who already serves as a director is not elected by a majority vote, then the director will be obligated to tender his or her resignation to the Board. The Corporate Governance and Nominating Committee of the Board will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will be required to publicly disclose its decision and the rationale behind it within 90 days of the certification of the election results. The director who tenders his or her resignation will not participate in the Board’s decision. In contested elections where the number of nominees exceeds the number of directors to be elected, the Bylaws provide for a plurality vote standard.

If a nominee, who was not already serving as a director, is not elected at the annual meeting, the Bylaws provide that the nominee would not become a director. All director nominees listed below are currently serving on the Board.

Skills, Qualifications and Experience of Viad’s Directors

While Viad’s directors have many individual qualifications, the Board believes that certain specific qualifications are common to all of Viad’s directors, and these qualifications (as well as others) led the Board to conclude that each director listed below under the “Director Nominees” and “Directors Continuing in Office” sections should serve on the Board. These qualifications include:

•	Highest ethical standards and integrity;

•	Willingness to act on and be accountable for Board decisions;

•	Ability to provide informed and thoughtful counsel to top management on a range of issues;

•	History of achievement that reflects superior standards for himself/herself and others;

•	Loyalty and commitment to driving the success of Viad;

•	Willingness to ask questions and pursue answers;

•	Ability to take tough positions while at the same time work as a team player;

•	Willingness to devote sufficient time to carrying out his/her duties and responsibilities effectively as a Board member, and commitment to serve on the Board for an extended period of time;

•	Adequate time to spend learning the businesses of Viad; and

•	Individual background that provides a portfolio of experience, knowledge and personal attributes commensurate with Viad’s needs.

Director Nominees

The Board of Directors has nominated Isabella Cunningham, Jess Hay and Albert M. Teplin for election at the annual meeting. These nominees are currently members of the Board of Directors and, if elected, have agreed to serve another term, which will expire in 2013. Information about the director nominees is presented below.

Isabella Cunningham	Ernest A. Sharpe Centennial Professor in Communication at The University of Texas at Austin, 1983 to present. Dr. Cunningham has been the Chair of the Department of Advertising at The University of Texas at Austin since 2001 and a Professor of Advertising with the University since 1981. She also serves as a member of many university and community organizations. She has extensive knowledge and expertise regarding the marketing industry, including the face-to-face marketing space in which Viad competes, and has been published extensively in the area of business and marketing. She has broad international business exposure, and holds a Doctor of Jurisprudence Degree from a

Brazilian university. She has a wealth of executive management experience holding positions on boards of directors (including Cornell Companies, Inc. from 2005 to 2006 and Dupont Photomasks, Inc. from 2001 to 2005) and numerous non-profit organizations. Age 67. Director since December 2005.

Jess Hay	Retired Chairman and Chief Executive Officer of Lomas Financial Corporation, formerly a diversified financial services company engaged principally in mortgage banking, retail banking, commercial leasing and real estate lending, and of Lomas Mortgage USA, a mortgage banking institution, from which he retired in December 1994. Chairman of the Texas Foundation for Higher Education, a non-profit organization dedicated to promoting higher education in the State of Texas, a position that he has held since 1987. As Chairman and CEO of Lomas Financial Corporation, which included during his tenure, a total of five different corporations listed on the New York Stock Exchange, Mr. Hay has had extensive experience with all of the major functions within the operations of a public company. He is also a director of MoneyGram International, Inc., Trinity Industries, Inc. and Hilltop Holdings, Inc., and previously served as a director of Exxon Mobile from 1982 to 2001 and SBC Communications from 1985 to 2004. Mr. Hay’s time serving on these boards has provided him experience with issues related to both international and domestic business operations. His prior active involvement with the Democratic National Committee also provides him with broad exposure to the political processes on the national, state and local levels. Age 79. Director since 1981.

Albert M. Teplin	Retired Senior Economist for the Board of Governors of the Federal Reserve System from 2001 to October 2002. Dr. Teplin was Chief, Flow of Funds Section of the Board of Governors of the Federal Reserve System from 1989 to 2001. Dr. Teplin has broad experience analyzing economic trends and their application to business practices and government policies. His background also provides him with an ability to understand and evaluate technical financial matters pertaining to mergers, acquisitions and other significant business decisions. He is also a director of MoneyGram International, Inc. Age 64. Director since 2003.

Recommendation of the Board

The Board of Directors recommends that you vote “FOR” these director nominees.

Directors Continuing in Office

Information about the six directors continuing in office until expiration of their designated terms is presented below.

For Terms Expiring at the 2011 Annual Meeting:

Wayne G. Allcott	Vice President-Arizona of U S West Corporation from 1995 to 2000, when he retired in connection with the merger of U S West (a former local and long distance telecommunications and high-speed data transmission services company) with Qwest Corporation, which provides similar services. In 2000, Mr. Allcott was appointed for a two-year term by the Governor of Arizona to chair the Governor’s Council on Workforce Development Policy. During his 35-year career with U S West, Mr. Allcott held a variety of assignments in marketing, customer services, operations and public policy. He is currently active with various non-profit organizations in Arizona. Age 67. Director since 2004.

Paul B. Dykstra	Chairman, President and Chief Executive Officer of Viad since April 1, 2008; prior thereto, President and Chief Executive Officer since April 1, 2006; and prior thereto, Chief Operating Officer since January 1, 2006. Prior thereto, Mr. Dykstra was President and Chief Executive Officer of GES Exposition Services, Inc. (n/k/a Global Experience Specialists, Inc.), a subsidiary of Viad, since 2000; prior thereto, Executive Vice President-International and Corporate Development since 1999. Prior thereto, he was Executive Vice President-General Manager and held similar executive positions since 1994 with Travelers Express Company, Inc., a former subsidiary of Viad. Mr. Dykstra brings deep and broad knowledge of Viad and its businesses. Through his many executive management positions held with Viad’s businesses, Mr. Dykstra has developed substantial experience in corporate strategy, operations, commercial development and sales, and accounting/finance. Age 48. Director since January 2006.

Robert C. Krueger	Former U.S. Congressman, U.S. Senator, U.S. Ambassador-at-Large and Coordinator for Mexican Affairs, U.S. Ambassador (Burundi and Botswana), Special Representative of U.S. Secretary of State to Southern African Development Community, and Duke University professor and dean. Mr. Krueger is currently a public speaker, and a consultant for businesses engaged in international trade. Mr. Krueger has extensive knowledge regarding international business. He also has historical familiarity with Viad’s operations as he served as a Viad director from 2002 until the June 2004 spin-off of MoneyGram International, Inc., where he served as a director from 2004 to 2008. Age 74. Director since May 2008.

For Terms Expiring at the 2012 Annual Meeting:

Daniel Boggan Jr	Retired Senior Vice President of the National Collegiate Athletic Association (NCAA), a voluntary organization which governs college and university athletic programs, from 1996 through his retirement in August 2003. He was Chief of Staff, Office of the Mayor, Oakland, California from January 2007 to August 1, 2007; and prior thereto, Vice President-Business Development for Seibert Brandford Shank & Co., L.L.C., a municipal finance firm which provides investment banking, sales and trading, and financial advisory services, from October 2005 until March 2006, and prior thereto, a consultant for the company during 2003 and 2004 and until October 2005. Mr. Boggan is also a trustee and chairman of the board of The California Endowment, a trustee of Albion College, and a director of Collective Brands, Inc. and The Clorox Company. Mr. Boggan has specific knowledge regarding the marketing industry, sales and the industries specific to Viad. Age 64. Director since 2005.

Richard H. Dozer	Chairman-Phoenix of GenSpring Family Offices, a wealth management firm for ultra high net worth families, since 2008, and also serves as treasurer of the Greater Phoenix Convention and Visitors Bureau. Prior thereto, Mr. Dozer was co-founder and a managing partner of CDK Partners, a real estate development and investment company since 2006. Prior thereto, Mr. Dozer was President of the Arizona Diamondbacks, a major league baseball franchise, from its inception in 1995 until 2006, and prior thereto was the Vice President and Chief Operating Officer of the Phoenix Suns, an NBA professional basketball franchise, from 1987 to 1995, as well as President of the US Airways Center arena (formerly, America West Arena) from 1989 to 1996. Mr. Dozer’s leadership positions with the Arizona Diamondbacks, Phoenix Suns and US Airways Center provide him with skills and experience related to operations and sales, as well as experience specific to Viad’s industries, including marketing, corporate events and branded events. Mr. Dozer also has financial experience from his audit manager position and other positions with Arthur Andersen from 1979 to 1987, during which time he held a CPA license. He previously served as a director of Stratford American Corporation from 1998 to 2006. Age 52. Director since 2008.

Robert E. Munzenrider	Retired President of Harmon AutoGlass, a subsidiary of Apogee Enterprises, Inc., a national chain of retail automotive services and insurance claims processor, a position he held from 2000 to 2002. In 1999, Mr. Munzenrider served as Vice President and Chief Financial Officer of the Glass Services Segment of Apogee Enterprises. He also served during part of 1999 as Executive Vice President and Chief Financial Officer of Eliance Corp., an e-commerce transaction processor. From 1997 to 1998, Mr. Munzenrider served as Vice President and Chief Financial Officer of St. Jude Medical, Inc., an international medical device manufacturing and marketing company. Mr. Munzenrider has a strong finance and accounting background, holding his CPA license since 1971 and serving in the position of Chief Financial Officer for a majority of his professional career. In addition, he has a historical familiarity with Viad operations as he was the CFO of one of Viad’s former operating companies from 1991 - 1997. Mr. Munzenrider is also a director of ATS Medical, Inc., and previously served as a director of Criticare Systems, Inc. and CABG Medical, Inc. Age 65. Director since 2004.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Corporate Governance

In accordance with applicable laws and the Bylaws of Viad, the business and affairs of Viad are governed under the direction of our Board of Directors. The system of governance practices followed by Viad is set forth in the Corporate Governance Guidelines and the charters of each of the committees of the Board of Directors. The Corporate Governance Guidelines set forth the practices the Board will follow with respect to the duties of the Board, its operations and committee matters, director qualifications and selection process, director compensation, director independence, director orientation and continuing education, chief executive officer evaluation, management succession, and annual Board evaluation.

The Corporate Governance Guidelines and committee charters, as well as the Code of Ethics applicable to Viad’s directors, officers and employees, may be viewed on the Internet at www.viad.com/investors/corp_governance.html, and are available in print upon request to the Corporate Secretary of Viad at the address listed on the first page of this proxy statement. The Corporate Governance Guidelines and committee charters are reviewed periodically to ensure the effective and efficient governance of Viad and to comply in a timely manner with all laws and the listing standards of the New York Stock Exchange (“NYSE”) that are applicable to corporate governance.

Board Committees and Director Independence

The Board maintains three standing committees to assist in fulfilling its responsibilities: Audit Committee, Corporate Governance and Nominating Committee, and Human Resources Committee. Each committee meets periodically during the year, reports regularly to the full Board and annually evaluates its performance. The table below provides current membership and meeting information for each committee. In addition, the table identifies the independent directors, as determined by the Board in February 2010, within the meaning of the NYSE listing standards, applicable Securities and Exchange Commission (“SEC”) regulations and Viad’s Corporate Governance Guidelines. The Corporate Governance Guidelines include categorical standards for independence that meet or exceed the NYSE listing standards.

Corporate
		Governance		Independent
Name	Audit	and Nominating	Human Resources	Director

Mr. Allcott	Member	Member		Yes
Mr. Boggan		Member	Member	Yes
Dr. Cunningham		Member	Member	Yes
Mr. Dozer	Member		Member	Yes
Mr. Dykstra				No
Mr. Hay	Member		Chair	Yes
Mr. Krueger		Member		Yes
Mr. Munzenrider	Member	Chair		Yes
Dr. Teplin	Chair		Member	Yes

2009 Meetings	11	4	6

The particular areas of responsibility of each Board committee and other related information are described below. Each committee may form and delegate authority to a subcommittee of one or more members of the committee.

Audit Committee.  The Audit Committee appoints Viad’s independent registered public accountants and assists the Board in monitoring the quality and integrity of the financial statements of Viad, the compliance by Viad with legal and regulatory requirements, and the independence and performance of Viad’s internal auditors and external independent registered public accountants. The Committee conducts regularly scheduled executive sessions with individual members of Viad’s management and with Viad’s independent registered public accountants. The Committee has sole authority to appoint or replace Viad’s independent registered public accountants. The independent registered public accountants report directly to the Committee. The Board has determined that all members of the Audit Committee are financially literate, as defined by the NYSE listing standards, and that Mr. Munzenrider qualifies as an “audit committee financial expert,” as defined by SEC regulations.

Corporate Governance and Nominating Committee.  The Corporate Governance and Nominating Committee is responsible for proposing a slate of directors for election by the shareholders at each annual meeting and for proposing candidates to fill any vacancies on the Board. The Committee is also responsible for an assessment of the Board’s performance to be discussed with the full Board annually, and for review of, and from time to time for proposal of changes to, Viad’s Corporate Governance Guidelines and the compensation and benefits of non-employee directors. In connection with these responsibilities, the Committee has sole authority to retain and/or terminate any search firm or compensation consultant to identify director candidates or to assist in the evaluation of director compensation.

Human Resources Committee.  The Human Resources Committee oversees development and implementation of a compensation strategy designed to enhance profitability and shareholder value. The Committee also reviews and approves, subject to ratification by independent members of the Board, the salary and equity and incentive compensation of the Chief Executive Officer, approves salaries and compensation of executive officers, and approves incentive compensation targets and awards under various compensation plans and programs of Viad. In addition, the Committee has sole authority to retain and/or terminate any compensation consultant to be used to assist in the evaluation of the Chief Executive Officer or senior executive compensation. The Committee also has authority to obtain advice and assistance from internal or external legal, accounting or other advisors. While the Corporate Governance and Nominating Committee has responsibility to review and make recommendations to the Board regarding non-employee director compensation and benefits, the Human Resources Committee has sole authority to approve grants of equity compensation to non-employee directors under the 2007 Viad Corp Omnibus Incentive Plan.

Hewitt Associates (“Hewitt”), a nationally-known independent consulting firm, has been retained by the Committee and Viad’s Human Resources Department to provide services and advice and counsel on executive compensation and to serve as a technical resource for market data on executive and director compensation. Viad’s Human Resources and Law Departments, and its Corporate Secretary, support the Committee in its work and in some cases act pursuant to delegated authority to fulfill various functions in administering Viad’s compensation programs. Viad’s Chief Executive Officer makes a recommendation to the Committee on the compensation of other executive officers of Viad; however, the Committee has sole authority to approve, for Viad’s Chief Executive Officer and other executive officers, (a) the annual base salary level, (b) the annual incentive opportunity level and granting of incentive awards, (c) the long-term incentive opportunity level, and (d) any special or supplemental benefits, with the salary, equity and incentive compensation of the Chief Executive Officer being subject to ratification by independent members of the Board.

Board Meetings and Annual Shareholder Meeting

Under Viad’s Corporate Governance Guidelines, each director is expected to attend the Annual Meeting of Shareholders, Board meetings and meetings of committees on which they serve. The Board of Directors held four regular meetings and two special meetings during 2009. Each director who held office in 2009 attended 100% of his or her Board and committee meetings in 2009. All directors who held office in 2009 were in attendance at the 2009 Annual Meeting of Shareholders.

Meetings of Non-Management Directors and Presiding Director

The Board held four executive sessions of the independent, non-management directors in 2009 and regular executive sessions of the non-management directors have been scheduled for 2010. Mr. Hay has served as Presiding Director of Viad since May 17, 2005, and was designated by the Board to continue as Presiding Director for the period beginning January 1, 2009, and ending December 31, 2010, or until such other time as his successor is chosen by action of the non-management directors of Viad.

Board Leadership Structure

The Board combines the role of chairman of the board with the role of chief executive officer (“CEO”). The Board also has a presiding director, who is an experienced and long-tenured independent director. The Board believes this governance structure provides efficient and effective leadership for Viad. Having a single person lead both the Board and management fosters effective decision-making, enabling the definition of corporate strategies to be driven by a unified vision and supported by a clear path of accountability. Furthermore, Mr. Dykstra, Viad’s Chairman and CEO, is receptive to input from the Board, and fosters frequent communication with members of the Board, as appropriate.

The Board also believes that Viad has appropriate governance practices to ensure that the full Board maintains independent oversight, including:

•	All directors on Viad’s Board are independent, except the chief executive officer;

•	Executive sessions of the independent directors are held at regular meetings of the Board, and such meetings are chaired by the presiding director;

•	An annual review of the performance of the chief executive officer is conducted by the Human Resources Committee, whose members are all independent directors;

•	An annual review of the Board’s performance is lead by the Corporate Governance and Nominating Committee, whose members are all independent directors;

•	The process for selecting new directors is lead by the Corporate Governance and Nominating Committee; and

•	Regular succession planning reviews are conducted by the Board for the positions of the chief executive officer, as well as his senior management team and other significant management positions within Viad’s operating companies. The Board periodically reviews interim (e.g., emergency-response) and long-term succession plans with a view toward providing for orderly transitions (in the cases of both planned and unplanned management changes) related to each of Viad’s key executive positions.

Corporate Governance and Nominating and Human Resources Committees Interlocks and Insider Participation

Viad is not aware of any interlocking relationships between any member of Viad’s Human Resources Committee or Corporate Governance and Nominating Committee and any of Viad’s executive officers that would require disclosure under the applicable rules promulgated under the U.S. federal securities laws.

Review and Approval of Transactions with Related Persons

In February 2007, the Board adopted a policy and procedures for review, approval and monitoring of transactions involving the Company and “related persons” (directors and executive officers or their immediate family members, or shareholders and their immediate family members owning 5% or greater of the Company’s outstanding stock). The policy applies to any transaction in which Viad or an operating company is a participant and any related person has a direct or indirect interest, excluding de minimus transactions of a commercial or other nature between a related person and Viad or one of its operating companies and any compensation arrangements with executive officers or directors of Viad that have been approved or authorized by the Board or the Human Resources Committee.

The Corporate Governance and Nominating Committee is responsible for reviewing, approving and/or ratifying any transaction involving a related person. Management will bring the matter to the attention of the Corporate Governance and Nominating Committee and provide it with all material information with respect to related person transactions. A related person transaction must be approved in advance whenever practicable, otherwise it must be ratified as promptly as practicable; provided that if ratification is not forthcoming, management will make all reasonable efforts to cancel or annul the transaction. A related person transaction will be submitted to the Committee for consideration at its next meeting or, in those instances in which the President and Chief Executive Officer determines that it is not practicable or desirable for Viad to wait until the next Committee meeting, to the Chairman of the Committee (who has the delegated authority to act between Committee meetings with respect to this policy). The Chairman of the Committee will report to the Committee at the next Committee meeting any approval under this policy pursuant to delegated authority. The Committee will annually review with management existing related person transactions, if any, and report annually to the Board, to ensure that such transactions are being pursued in accordance with understandings and commitments made at the time they were approved, that payments are being made appropriately, and that such transactions continue to serve the interests of Viad.

Director Nominations

As provided in its charter, the Corporate Governance and Nominating Committee has established procedures for consideration of candidates for Board membership suggested by its members and other sources, including shareholders. The Committee has authority under its charter to employ a third-party search firm to assist it in identifying candidates for director. A shareholder who wishes to recommend a prospective nominee for the Board should notify

Viad’s Corporate Secretary in writing at the address listed on page 1 of this proxy statement. Any such recommendation should include:

•	the name and address of the candidate;

•	a brief biographical description, including his or her occupation for at least the last five years, and a statement of the qualifications of the candidate, taking into account the qualification requirements set forth below; and

•	the candidate’s signed consent to serve as a director if elected and to be named in the proxy statement.

The Committee will review the qualifications of any person properly nominated by a shareholder in accordance with Viad’s Bylaws relating to shareholder proposals as described in the “Submission of Shareholder Proposals and Director Nominations” section of this proxy statement.

When the Committee reviews a potential nominee, the Committee looks specifically at the candidate’s qualifications in light of the needs of the Board and Viad at that time given the then current mix of director attributes. The Committee, in accordance with Viad’s Corporate Governance Guidelines, assesses director nominees based on their qualification as independent, as well as consideration of diversity, skills, and experience in the context of the current needs of the Board. The Committee does not have a specific policy on diversity. Director nominees also must have common qualities expected of all Viad directors, including high personal and professional ethics, integrity and values and a commitment to representing the long-term interests of shareholders. The Committee also ensures that the members of the Board, as a group, maintain the requisite qualifications under the listing standards of the NYSE for populating the Audit, Human Resources, and Corporate Governance and Nominating Committees.

Viad will deliver a questionnaire to a director candidate properly nominated by a shareholder addressing the candidate’s independence, qualifications and other information that would assist the Corporate Governance and Nominating Committee in evaluating the candidate, as well as certain information that must be disclosed about the candidate in Viad’s proxy statement, if nominated by the Committee. While it has been Viad’s standard practice to obtain responses to a director candidate questionnaire, in August 2008, the Board of Directors amended Article II of Viad’s Bylaws to formalize this standard practice and require a director candidate to provide responses to Viad’s director candidate questionnaire related to background, qualification, conflicts of interest and director independence. In addition, the director candidate questionnaire will include a representation and agreement to be signed by the director candidate as to his or her independence and the lack of conflicts of interest.

Communication with Board of Directors

Interested parties may communicate directly with non-management directors, including the Presiding Director, and/or with the Board by writing to the following address: Viad Corp, 1850 North Central Avenue, Suite 800, Phoenix, Arizona 85004-4545, Attention: Corporate Secretary. All communications will be delivered to the non-management directors or the Board, as the case may be, no later than the Board’s next regularly scheduled meeting.

Risk Oversight

Management is responsible for assessing and managing the Company’s various exposures to risk, including the adoption of risk management controls, policies and procedures. The Board oversees the management of the Company’s risk exposures by the Company’s management. The Board has delegated to the Audit Committee, as reflected in its charter, responsibility for discussing with Viad’s management the major financial risk exposures of Viad and the steps Management has taken to monitor and control such exposures, including Viad’s risk assessment and risk management policies. Annually, Viad conducts a business risk assessment to identify, evaluate and prioritize business risks that could impact Viad. Within this risk assessment, a financial statement risk assessment and materiality analysis is conducted, including evaluating potential fraud schemes and scenarios that might affect Viad. The risk assessment includes an evaluation of the significance of the risks, the likelihood of occurrence, the risk remaining after application of management controls, and actions necessary to mitigate risk exposure. Management presents a report of the results of the annual risk assessment during the meeting of the Audit Committee that occurs annually in May. Prior to the meeting, a written report of the results of the assessment is provided to all members of the Board. All members of the Board are invited to attend the Audit Committee meeting, and eight out of the nine members of the Board were present at the May 2009 meeting when the results of the 2009 assessment were discussed. Thereafter, at the meeting of the Board, the Chairman of the Audit Committee provides a summary report to the Board regarding the results of the assessment and the Audit Committee’s discussions concerning the results. Management continuously monitors the Company’s risks throughout the year, and major risk factors are reviewed quarterly with the Audit Committee in connection with Viad’s preparation and filing of its quarterly report on Form 10-Q.

Director Compensation Table

Each non-employee director receives compensation for service on the Board and any of its committees. Directors who are also officers or employees of Viad do not receive any special or additional remuneration for service on the Board and do not serve on any of its committees. Mr. Dykstra is the only officer-director serving on the Board.

The following table provides the compensation paid to the directors in 2009, other than Mr. Dykstra, whose compensation is disclosed in the Summary Compensation Table provided in this proxy statement. The dollar figures presented below in the Stock Awards column (c) of the Table represent the grant date fair value of awards granted to the non-employee directors, which may not reflect the actual value to be realized by the director as economic and market risks associated with stock awards can affect the actual value realized. The actual value realized by the director for the stock will not be determined until time of vesting, or in the case of option awards, until option exercise.

				Non-Equity	Change in
				Incentive	Pension Value and
	Fees			Plan	Nonqualified	All Other
	Earned	Stock	Option	Compen-	Deferred Compensa-	Compen-
	Or Paid in Cash[1]	Awards[2]	Awards[3]	sation	tion Earnings	sation[4]	Total
Name	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Mr. Allcott	62,100	46,065	--	--	--	6,204	114,369
Mr. Boggan	54,600	46,065	--	--	--	1,204	101,869
Dr. Cunningham	54,600	46,065	--	--	--	8,704	109,369
Mr. Dozer	65,100	46,065	--	--	--	5,874	117,039
Mr. Dykstra[5]	--	--	--	--	--	--	--
Mr. Hay	95,100	46,065	--	--	--	6,143	147,308
Mr. Krueger	45,600	46,065	--	--	--	5,740	97,405
Mr. Munzenrider	67,100	46,065	--	--	--	3,143	116,308
Dr. Teplin	75,100	46,065	--	--	--	6,204	127,369

[1]	Non-employee directors receive an annual retainer of $30,000. Committee chairmen receive an additional annual retainer of $5,000, except for the Audit Committee chairman who receives an additional annual retainer of $10,000. Mr. Hay, presiding director of Viad, receives an additional annual retainer of $25,000 for serving in that role. Non-employee directors also receive a fee of $1,600 for each Board meeting attended and a fee of $1,500 for each committee meeting attended. Directors are reimbursed for all expenses related to their service as directors, including travel expenses and fees associated with director education seminars.

[2]	There can be no assurances that the amounts provided in this column will be realized. The amounts shown in this column reflect the grant date fair value of awards by Viad in 2009 to the non-employee directors.

At December 31, 2009, the following shares of restricted stock were outstanding for the non-employee directors: Mr. Allcott, 7,000; Mr. Boggan, 7,000; Dr. Cunningham, 7,000; Mr. Dozer, 5,335; Mr. Hay, 7,000; Mr. Krueger, 4,500; Mr. Munzenrider, 6,967; and Dr. Teplin, 7,000.

In 2009, each of the non-employee directors was granted 3,000 shares of restricted stock with a grant date fair value of $46,065, which will vest three years from the date of grant, with pro rata vesting of shares upon expiration of the three-year period if a director leaves the Board prior to the end of such period for any reasons other than for “cause”, provided that full vesting will occur upon lapse of such period if the director has met certain age and holding period requirements. Full vesting may also occur upon expiration of the three-year period, at the discretion of the Human Resources Committee, if a director has terminated service due to unforeseen hardship or circumstances beyond the control of the director and such termination of service is at least six months after the date of grant. If a non-employee director were to take office after the restricted stock grant in February of each year, the new director would receive a pro rata grant of restricted stock based on the date of election and the next regularly scheduled February grant of restricted stock.

[3]	No stock options were awarded to the non-employee directors in 2009. At December 31, 2009, the following stock options were outstanding for the named directors: Mr. Allcott, 10,140; Mr. Boggan, 5,000; Dr. Cunningham, 3,125; Mr. Dozer, none; Mr. Hay, 8,425; Mr. Krueger, 1,979; Mr. Munzenrider, 10,140; and Dr. Teplin, 6,250.

[4]	The amounts shown for the non-employee directors reflect the corporate matching of charitable contributions pursuant to the Directors’ Matching Gift Program, which provides for corporate matching of charitable contributions made by non-employee directors, on a dollar-for-dollar basis, up to an aggregate maximum of $5,000 per year to qualified non-profit organizations having tax-exempt status under Section 501(c)(3) of the Internal Revenue Code. The amounts shown also reflect the premium paid by Viad on behalf of each non-employee director for accidental death and dismemberment insurance benefits of $300,000 and travel accident insurance benefits of $300,000 when they are traveling on corporate business.

[5]	Refer to amounts presented in the Summary Compensation Table.

SECURITY OWNERSHIP OF VIAD MANAGEMENT
AND CERTAIN BENEFICIAL OWNERS

Ownership Guidelines for Directors and Executive Officers

We believe it is important to align the financial interests of our directors and executive officers with those of our shareholders. Guidelines have been adopted which specify the minimum amount of Viad stock that directors and officers are expected to own on a direct basis, meaning stock which is subject to market risk, not simply held under option. The guidelines call for each officer to own stock which has a value within a range of one and one-half to five times that individual’s annual salary, depending on salary level. The guidelines also call for each non-employee director to own stock which has a value equal to five times the annual retainer payable to a director, and all non-employee directors have met their goals. The executive officers named in the Summary Compensation Table of this proxy statement have met or exceeded their goals, except Mr. Hannan, who joined Viad in December 2008, and is working toward achieving his goal.

Security Ownership of Management

The table below provides information concerning the beneficial ownership of our common stock by directors and executive officers of Viad, individually and as a group as of March 25, 2010.

	Amount and Nature
	of
	Beneficial	Percent
Name	Ownership[1]	of Class

Named Executive Officers in Summary Compensation Table and Current Executive Officers
Paul B. Dykstra	174,680	*
Michael M. Hannan	13,682	*
George N. Hines	7,900	*
Ellen M. Ingersoll	94,438	*
John F. Jastrem	57,902	*
Thomas M. Kuczynski	14,990	*
G. Michael Latta	27,626	*
Cynthia J. Ognjanov	11,286	*
Scott E. Sayre	79,147	*
Directors
Wayne G. Allcott	27,290	*
Daniel Boggan Jr.	17,900	*
Isabella Cunningham	15,400	*
Richard H. Dozer	9,235	*
Jess Hay	20,500	*
Robert C. Krueger	10,379	*
Robert E. Munzenrider	23,437	*
Albert M. Teplin	20,775	*

All Executive Officers and Directors as a Group (17 persons total)	626,567	3.1%

*	Less than one percent.

[1]	Includes: 14,531 shares of performance-based restricted stock; 256,275 shares of restricted stock which will vest in three years from the date of grant; 2,182 performance-based restricted stock units (paid out in cash only); 9,500 restricted stock units (paid out in cash only) which will vest in three years from the date of grant; and 122,625 shares of common stock subject to stock options which were exercisable as of March 25, 2010, or within 60 days thereafter, by the directors and executive officers listed above. Performance-based restricted stock granted in 2008 vested in one-third increments in February 2009 and January 2010 with the balance to vest in January 2011 because specific performance targets were achieved at target levels. The specific performance targets for performance-based restricted stock granted in 2009 were not achieved at threshold levels for all companies (except Glacier Park) and no awards will be distributed other than to the Glacier Park participant. Glacier Park realized a 50% achievement and shares vested in one-third increments in February 2010 with the balance to vest in January 2011 and January 2012. A portion of the performance-based restricted stock units granted in 2009 were distributed in cash in March 2010 because the operating company portion of the award was achieved at slightly below target levels while the corporate component was not achieved. The remaining payouts will occur in one-third increments each year over the next two years on the first business day in January. Future vesting of restricted stock and units, including performance-based restricted stock and units, is subject generally to continued employment with the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Viad’s executive officers, directors, and beneficial owners of more than 10% of Viad’s common stock, to file initial reports of ownership and reports of changes in ownership of Viad’s common stock with the SEC and the NYSE. Such executive officers, directors and beneficial owners are required by U.S. federal securities regulations to furnish Viad with copies of all Section 16(a) forms they file. As a matter of practice, Viad’s administrative staff assists its executive officers and directors in preparing initial reports of ownership and reports of changes in ownership, and files such reports on their behalf with the SEC and the NYSE. Based solely on a review of the copies of such forms furnished to Viad and written representations from its executive officers and directors, Viad believes that all executive officers, directors and beneficial owners timely complied with the Section 16(a) reporting requirements in 2009, except Mr. Jastrem, who filed a Form 4 on January 5, 2010 to report that he did not timely file a Form 4 for 2,645 shares surrendered for taxes in connection with the 2009 vesting of restricted stock granted October 23, 2006.

Security Ownership of Certain Beneficial Owners

The table below provides certain information regarding those persons known by Viad to be the beneficial owners of more than 5% of Viad’s outstanding common stock.

	Amount and Nature of	Percent of
Name and Address	Beneficial Ownership	Class

Marathon Asset Management LLP 5 Upper St. Martin’s Lane, London, UK WC2H 9EA	3,490,470[1]	16.98%[1]
BlackRock, Inc. 40 East 42nd Street, New York, NY 10022	1,540,759[2]	7.5%[2]
Wells Fargo & Company 420 Montgomery Street, San Francisco, CA 94163	1,388,432[3]	6.51%[3]
Dimensional Fund Advisors LP 6300 Bee Cave Road, Building One, Austin, TX 78746	1,265,222[4]	6.16%[4]

[1]	Marathon Asset Management LLP filed on January 29, 2010 with the SEC a statement on Schedule 13G. The company filing reported that it has sole voting and dispositive power over 81,000 shares.

[2]	BlackRock, Inc. filed on January 29, 2010 with the SEC a statement on Schedule 13G. The company filing reported that it and its affiliated companies in the aggregate have sole voting power over 1,540,759 shares and sole dispositive power over all the shares.

[3]	Wells Fargo & Company filed on January 25, 2010 with the SEC a statement on Schedule 13G. The company filing reported that it and its affiliated companies in the aggregate have sole or shared voting power over 1,325,027 shares and sole or shared dispositive power over 1,314,178 shares.

[4]	Dimensional Fund Advisors LP filed on February 8, 2010 with the SEC a statement on Schedule 13G. The company filing reported that it and its affiliates in the aggregate have sole voting power over 1,229,674 shares and sole dispositive power over all the shares.

The Audit Committee Report and the Report of the Human Resources Committee contained in this proxy statement will not be incorporated by reference into any present or future filings we make with the SEC, even if those reports incorporate all or any part of this proxy statement.

AUDIT COMMITTEE REPORT

The Committee

The Audit Committee of the Board is comprised solely of independent directors and was appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of Viad, (2) the independent auditors’ qualifications and independence, (3) the performance of Viad’s internal audit function and independent auditors, and (4) the compliance by Viad with legal and regulatory requirements, including oversight of Viad’s Always Honestsm compliance and ethics program.

Meetings and Responsibilities

The Committee met eleven times in 2009. Committee members are also available to consult with management and with the Company’s independent auditors throughout the year. The Committee regularly meets in general and private sessions with management of Viad and with Viad’s internal auditors and external independent auditors. The

Committee receives and discusses their reports and encourages open and detailed discussion of all matters related to responsibilities of the Committee.

Financial Statements Recommendation

The Committee recommended that the audited financial statements of Viad for 2009 be included in Viad’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 8, 2010. A copy of that report is included with your proxy materials. In connection with its recommendation, the Committee did the following:

•	Reviewed and discussed the audited financial statements of Viad with management;

•	Discussed with the independent auditors of Viad matters required to be discussed by generally accepted auditing standards, including standards set forth in Statement on Auditing Standards No. 114. That statement requires that the independent auditors communicate to the Committee matters related to the conduct of the audit such as the quality of earnings; estimates, reserves and accruals; suitability of accounting principles; highly judgmental areas; and audit adjustments whether or not recorded; and

•	Received written disclosures from the independent auditors regarding their independence as required by Rule 3526 of the Public Company Accounting Oversight Board, and discussed with the independent auditors the independent auditors’ independence.

It is not the duty of the Committee to plan or conduct audits or to determine that Viad’s financial statements are complete or accurate and in accordance with generally accepted accounting principles. Those are the responsibilities of management and Viad’s independent auditors. In giving its recommendation to the Board of Directors that the audited financial statements of Viad for 2009 be included in Viad’s Annual Report on Form 10-K, the Committee relied on management’s representations and the report of Viad’s independent auditors with respect to the financial statements. A report of Viad’s management concerning management’s responsibility for financial reporting, and the report and opinion of Deloitte & Touche LLP, Viad’s independent auditors, are included in Viad’s Annual Report on Form 10-K and should be read in conjunction with the audited financial statements of Viad.

Disclosure Controls and Internal Control Over Financial Reporting

Management is responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)) and internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)), evaluating the effectiveness of disclosure controls and procedures and internal control over financial reporting, and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. Deloitte & Touche LLP is responsible for expressing an opinion on the effectiveness of Viad’s internal control over financial reporting.

During 2009 and through the filing of Viad’s 2009 Annual Report on Form 10-K, management completed the documentation, testing and evaluation of Viad’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Committee was kept informed of the progress of the evaluation during the process. The Committee received periodic updates provided by management and Deloitte & Touche LLP at Committee meetings. The Committee has discussed with Deloitte & Touche LLP the matters required under Auditing Standard No. 5 (“An Audit of Internal Control Over Financial Reporting That is Integrated With An Audit of Financial Statements”) of the Public Company Accounting Oversight Board. That standard requires Viad’s independent auditors to report on their audit of Viad’s internal control over financial reporting performed in conjunction with their audit of Viad’s consolidated financial statements. At the conclusion of the process, management provided the Committee with, and the Committee reviewed, a report on the effectiveness of Viad’s internal control over financial reporting. The Committee also reviewed the report of Deloitte & Touche LLP relating to its audit of the effectiveness of Viad’s internal control over financial reporting.

AUDIT COMMITTEE
Albert M. Teplin, Chairman
Wayne G. Allcott
Richard H. Dozer
Jess Hay
Robert E. Munzenrider

REPORT OF THE HUMAN RESOURCES COMMITTEE ON EXECUTIVE COMPENSATION

The Human Resources Committee of the Board is comprised solely of independent directors. The Committee oversees design and implementation of an executive compensation strategy intended to enhance the fundamental value of Viad by increasing its earnings, cash flows, market position and financial condition, thereby providing a logical predicate for increases in shareholder value. The Committee has reviewed and discussed with Viad’s management the Compensation Discussion and Analysis provided in this proxy statement, and based on such review and discussions, the Committee recommended to Viad’s Board of Directors that such Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in Viad’s 2009 Annual Report on Form 10-K, filed March 8, 2010.

HUMAN RESOURCES COMMITTEE
Jess Hay, Chairman
Daniel Boggan Jr.
Isabella Cunningham
Richard H. Dozer
Albert M. Teplin

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Program Overview

Each year, the Human Resources Committee (the “HR Committee”) of the Board reviews and approves Viad’s executive compensation program and the compensation levels for its executive officers. The HR Committee, comprised solely of independent directors, has sole responsibility with respect to Viad’s Chief Executive Officer (“CEO”) and other executive officers, to approve (a) the annual base salary level, (b) the annual incentive opportunity level, achievement of performance measures and payment of incentive awards, (c) the long-term incentive opportunity level, grant of awards, and achievement of performance measures, and (d) any special or supplemental benefits and perquisites. The salary, equity and incentive compensation of Viad’s CEO is approved by the HR Committee and is subject to ratification by independent members of the Board. The HR Committee also has sole authority to retain and terminate any compensation consultant used to assist in the evaluation of the compensation of the CEO and other executive officers.

Executive Total Compensation Philosophy

Viad’s Board employs a pay-for-performance philosophy through its compensation programs by aligning the financial interests of its executive officers and key management with the long-term financial well being of Viad and its shareholders. This philosophy was adopted more than a decade ago. Viad’s plans and programs are reviewed annually by the HR Committee and no changes to the philosophy are planned for the 2010 executive compensation programs, as the philosophy continues to support the strategy and vision for the Company.

Viad’s compensation philosophy is designed to:

•	Promote a performance-driven culture via compensation components that properly incent executive performance;

•	Provide a competitive compensation package, including significant incentive-based components designed to reward individual and business performance;

•	Attract, retain and engage the best available executive talent;

•	Motivate executives and key employees to strive to achieve Viad’s long-term and short-term operating and financial goals, thereby enhancing shareholder value;

•	Encourage executives and key employees to participate in the risks and rewards of ownership through investment in Viad’s common stock; and

•	Foster core values of ethics and integrity and protect shareholder value through compensation forfeiture and reimbursement provisions which are triggered if an executive engages in certain conduct that is detrimental to the ethical standards or interests of Viad.

Benchmarking and Resources

Hewitt Associates (“Hewitt”), a nationally-known independent consulting firm, has been retained by the HR Committee and Viad’s Human Resources Department to provide services and advice and counsel on executive compensation and to serve as a technical resource for market data on executive compensation. As a participant in Hewitt’s executive compensation database, in addition to other market surveys described below, Viad obtains competitive market data for executive positions, including base salary, target and actual annual incentives, long-term incentives, and total compensation values to assist the HR Committee in its decisions on executive compensation.

Viad’s Human Resources and Law Departments, and its Corporate Secretary, support the HR Committee in its work and in some cases act pursuant to delegated authority to fulfill various functions in administering Viad’s compensation programs. The Human Resources Department also provides the HR Committee with competitive compensation benchmarks using general market surveys. Viad does not use a set of identified comparator or peer companies in connection with the decision-making process for executive compensation. Viad’s unique and diverse mix of businesses – from marketing and event services to travel and recreation services – makes it difficult to identify a peer group that has similar characteristics. In addition, Viad is the only publicly-held company in the United States operating with this mix of businesses. As a result, Viad’s Human Resources Department conducts an annual review of compensation using competitive market data obtained from a variety of market surveys, including Hewitt Total Compensation Measurement, Towers Perrin, Watson Wyatt and Mercer. Market data is collected for companies that have annual revenues roughly similar to Viad’s annual revenues (companies with annual revenues in the range of $500 million to $1 billion were used for the 2009 benchmarking), without regard to specific companies or the specific industry in which the companies compete. Benchmark valuations are derived from these general market surveys in consultation with Hewitt. Such competitive data provides reference points for the HR Committee.

Elements of compensation generally are targeted at the 50th percentile of such competitive market data (as discussed under the “Components of Compensation” subsection below). This analysis and a number of other factors, including an assessment of individual performance, Viad’s operating and financial results, and internal equity considerations, serve to guide the HR Committee in its determination of appropriate levels of compensation for each named executive officer in the Summary Compensation Table of this proxy statement. The HR Committee makes the determination on the total compensation of executive officers at the HR Committee’s regularly scheduled meeting in February of each year. The HR Committee’s decisions on CEO compensation are based on market data, individual performance and the extent to which Viad’s financial and operating goals were achieved in the prior year. The HR Committee’s decision regarding the CEO’s compensation must be ratified by the independent members of the Board.

The CEO’s performance is assessed annually through a performance review process which gathers input from superiors, peers and subordinates. These reviews are returned to the Chairman of the HR Committee for review and discussion with the Committee. At the regularly-scheduled meeting in February, the HR Committee discusses the performance of the CEO and each of the other executive officers and determines individual executive compensation levels for the year. For the other named executive officers, the CEO annually gathers input regarding their performance from superiors, peers and subordinates.

Components of Compensation

Compensation components for the named executive officers in the Summary Compensation Table include:

•	annual base salary;

•	short-term, annual cash incentive compensation;

•	long-term incentives;

•	perquisites and other personal benefits;

•	retirement income and savings plans; and

•	post-termination compensation and benefits.

Timing of Pay Decisions and Actions

Total compensation is reviewed by the HR Committee at its regularly scheduled meeting in February. Merit adjustments, if any, to annual base salary are effective April 1 of each year. Awards under the short-term incentive plan (for the prior year) and long-term performance plans are approved at the February meeting once achievement of financial targets has been determined, and payment of awards is not made until the Company’s books have been officially closed for the prior fiscal year and the Company’s Annual Report on Form 10-K is filed with the SEC. Long-term incentive compensation awards (as discussed in more detail below) are granted at the February meeting, and targets for the incentive plans are determined at the March meeting of the HR Committee.

Mix of Pay

The HR Committee and management create what they believe is the best mix of compensation components, consistent with Viad’s compensation philosophy, in delivering the executives’ targeted total compensation. The table below shows the 2009 mix of compensation components for the five 2009 executive officers named in the Summary Compensation Table on page 23 of this proxy statement, who are referred to as the “named executive officers” in this proxy statement.

Components of 2009 Compensation
As a Percentage (%) of Targeted Total Compensation

		Targeted
		Annual
	Base	Incentive	Long-Term	Perquisites and
	Salary	Bonus	Incentives[1]	Personal Benefits
Name	(%)	(%)	(%)	(%)

Paul B. Dykstra	25	20	45	10
Ellen M. Ingersoll	29	16	44	11
John F. Jastrem	36	20	30	14
Scott E. Sayre	34	17	35	14
Michael M. Hannan	36	20	29	15

[1]	The percentage calculation for this column is based on the grant date estimated future payouts for long-term incentives.

Viad’s total compensation package for executives is designed to enhance shareholder value, as well as to mitigate the potential for excessive risk-taking by executives in managing Viad’s businesses. The HR Committee believes that certain design features of Viad’s executive compensation program aid in discouraging excessive risk-taking. In particular, the mix of pay for executives is not overly weighted toward either annual incentives or equity compensation. The performance goals for both annual and long-term incentives are approved by the HR Committee to ensure against unreasonable performance goals and targets. The awards of long-term incentives create and maintain shareholder value over a multi-year period because the ultimate value of each executive’s grant will depend upon the value of Viad’s stock at the time of vesting. This ensures that executives consider the inherent risk of short-term decisions that may impact the future performance of Viad, as does the retention feature built into restricted stock and performance-based restricted stock awards. Viad’s stock ownership guidelines are an additional feature of Viad’s executive compensation program. These guidelines align the financial interests of our directors and officers with those of our shareholders (see “Stock Ownership Guidelines” subsection below and the “Ownership Guidelines for Directors and Executive Officers” section of this proxy statement). As an additional feature of Viad’s executive compensation program designed to protect shareholder value, annual and long-term incentive compensation is subject to forfeiture and reimbursement provisions (see “Forfeiture and Reimbursement Provisions for Detrimental Conduct” subsection below).

Each element of the total compensation package for the named executive officers in the Summary Compensation Table is discussed below.

Annual Base Salary

The base salary program for Viad’s executives helps achieve the objectives outlined above by attracting and retaining strong talent. Base salaries represent the fixed portion of the executive compensation package. Salary levels are determined using a combination of factors including competitive benchmark levels, the executive’s experience and tenure, Viad’s annual merit budget and the executive’s individual performance. Merit increase guidelines for all employees, including the named executive officers, are determined using published survey sources, and have ranged from 0% to 5%, averaging approximately 3% over the past several years, although in light of economic conditions, the base salaries for all employees were frozen in 2009, except in limited circumstances.

Base salaries for Viad’s named executive officers are targeted between the 50th and 75th percentiles of the general market survey data. Base salaries generally fall between the minimum and maximum of the targeted range, depending upon time in position, individual performance and qualifications for the role. This range allows Viad to respond to changing business conditions and manage salaries more evenly over an executive’s career. For the named executive officers, actual base salaries approved by the HR Committee for 2009 were within the 50th and 75th percentile range of the survey data, except for the base salary of Mr. Dykstra, which was slightly below the minimum of the range largely due to the fact that salaries of the named executive officers were frozen for 2009.

For 2009, the base salaries of the named executive officers were frozen with no year-over-year increases in light of economic conditions. All employees at the Viad corporate level, including Messrs. Dykstra and Sayre and Ms. Ingersoll, also took a mandatory, week-long work furlough (leave without pay) as one of Viad’s expense-reduction measures for 2009.

Mid-year 2009, the base salaries of Messrs. Hannan and Jastrem were increased to reflect their increased responsibilities as President of Viad’s Travel & Recreation Group and President of Viad’s Marketing & Events Group, respectively. Mr. Hannan’s salary was increased from $280,000 to $300,000 (Canadian dollars). Mr. Jastrem’s salary was increased from $435,000 to $490,000. For 2010, the base salaries of the named executive officers have again been frozen as a cost-saving measure due to the slow economic recovery of the industries in which Viad competes.

Annual Incentives

Viad’s Management Incentive Plan (the “Plan”) is an annual, cash-based, pay-for-performance incentive program for executive officers and other key executives. The Plan is designed to motivate and reward these individuals for their contributions to Viad’s performance during the year by making a large portion of their cash compensation variable and dependent upon achievement of Viad’s annual financial targets. Incentive cash payments are further designed to emphasize results and contributions through achievement of corporate and operating company performance targets established by the HR Committee at the beginning of each year. When determining the performance targets, the HR Committee considers past financial performance of Viad and its operating companies and the internal estimates of their current-year planned financial performance. Incentive cash payments reflect the extent to which targets for performance goals are met or exceeded.

Financial targets are set such that achievement will result in enhancement to the fundamental value of Viad, which in turn is ultimately reflected in enhanced shareholder value. Established growth trends, which are based on economic and business conditions specific to Viad and each of the operating companies, are the gauge by which meaningful targets are set and executive performance is measured. For the past five years, the HR Committee has not awarded a discretionary cash bonus to any named executive officer in circumstances where performance goals under the annual incentive plan were not met.

For 2009, the performance goals and targets, the weighting of each performance goal as a percentage of the total award, and the achievement levels for each performance goal are provided in the table below.

2009 Annual Incentive Performance Goals, Weighting and Targets

			Targeted Achievement Levels[1]
	Performance	Weight	Threshold	Target	Maximum
	Goal	(%)	($)	($)	($)

Corporate[2]	IPS[5]	70%	1.00	1.28	1.75
	OCF[5]	30%	25,209	34,345	50,021
Experiential Marketing Services[3]	OI5	65%	(7,000)	(5,534)	500
	OCF[5]	25%	(5,900)	(4,475)	1,600
	Revenue	10%	190,000	195,320	220,000
Brewster[4]	OI5	65%	12,000	14,675	17,000
	OCF[5]	25%	8,700	11,383	13,700
	Revenue	10%	50,000	57,758	65,000

[1]	All dollar amounts are shown in thousands (000), except Income Per Share. All amounts are in U.S. dollars, except those of Brewster, which are in Canadian dollars. Achievement at Threshold pays out at 30% of the performance goal’s weighting. Achievement at Target pays out at 100% of the performance goal’s weighting. Achievement at Maximum pays out at 175% (the maximum achievement level) of the performance goal’s weighting. Actual results are pro-rated based on where they fall along the continuum from the Threshold amount through the Maximum amount.

[2]	Includes P. Dykstra, E. Ingersoll, and S. Sayre. For 2009, no bonus awards were made to Viad’s corporate executives as financial results were below threshold levels for all performance goals. No discretionary cash bonus was awarded to any executive officer.

[3]	Includes Exhibitgroup/Giltspur and other companies within the Experiential Marketing Services reportable segment. Includes J. Jastrem. For 2009, no bonus awards were made to executives of the Experiential Marketing Services reportable segment as financial results were below threshold levels for all performance goals. No discretionary cash bonus was awarded to any executive officer.

[4]	Includes M. Hannan. For 2009, Brewster’s financial performance yielded a bonus payment of 99.4% as the actual results for the performance goals were: $14,119,000 (55.5%) for Operating Income; $12,533,000 (34.3%) for Operating Cash Flow; and, $57,315,000 (9.6%) for Revenue.

[5]	“IPS” is an abbreviation for Income Per Share. “OI” is an abbreviation for Operating Income. “OCF” is an abbreviation for Operating Cash Flow. The performance goals of Income Per Share, Operating Income and Operating Cash Flow exclude unusual charges (such as impairment losses and restructuring charges), changes in accounting principles and effects of enacted tax laws resulting from major corporate tax reform legislation that were not contemplated, as well as unplanned acquisition activity (including deal costs, results of acquired companies and the related impact on interest income and/or interest expense) and special, one-time cash dividends. Operating Cash Flow is adjusted to exclude the effect of excess tax benefits on share-based compensation, restructuring payments and payments on any other Income Per Share achievement adjustments (after-tax) that impact cash flow.

The 2009 performance goals of Income Per Share for corporate level executives and Operating Income for operating company level executives are stand-alone goals and awards are paid based on achievement of the goal. The performance goals of Operating Cash Flow and Revenue are also stand-alone goals and awards are paid based on achievement of the target, provided that the Income Per Share measure or the Operating Income measure is met at the threshold amount.

The formula for determining the annual bonus award is: annual base salary earnings times individual target bonus percentage times the company achievement factor. As shown in the “Target” column in the table below, the 2009 target bonus percentages for the named executive officers in 2009 ranged from 50% to 80% of the executive’s annual base earnings. The “Threshold” and “Maximum” columns in the table below reflect the executive’s target level times the company achievement factor at the threshold level of 21% for corporate level executives and 19.5% for operating company level executives and maximum level of 175%, respectively. Individual target bonus percentages are established for each executive officer based upon competitive target bonus levels for comparable positions and are targeted at the 50th percentile of the market. The HR Committee has discretion to increase or decrease the actual awards based on company and individual performance, except in the case of executive officers, whose awards may only be decreased.

2009 Target Bonus Payout Levels

	Threshold	Target	Maximum
Name	(%)	(%)	(%)

Paul B. Dykstra	16.80	80	140.00
Ellen M. Ingersoll	11.55	55	96.25
John F. Jastrem	10.725	55[1]	96.25
Scott E. Sayre	10.50	50	87.50
Michael M. Hannan	10.725	55	96.25

[1]	Mr. Jastrem’s target level was changed to 65% mid-year 2009 to reflect his increased responsibilities as President of Viad’s Marketing & Events Group resulting in an averaged target bonus payout level of 60%.

In 2008, Mr. Jastrem was granted a special, one-time turn-around incentive award to incentivize improvements in the 2008 performance of Viad’s operating company, Exhibitgroup/Giltspur, above and beyond the performance goals established under Viad’s 2008 Management Incentive Plan. There was no equivalent award for any executive officer in 2009. Achievement was determined and approved by the HR Committee at its meeting in February 2009. The award payout is in Viad’s common stock, payable annually in thirds, with the first two payments being made in February 2009 and January 2010, respectively, and the remaining payment to be made in January 2011. This award is subject to the same forfeiture, reimbursement and non-competition provisions that are contained in all equity award agreements for executives. For Mr. Jastrem’s 2008 award, achievement of operating income above the maximum operating income target approved for Exhibitgroup/Giltspur under the 2008 Management Incentive Plan was weighted at 50% with a target of $2 million. Achievement of the strategic goals component of the award was weighted at 50%. The strategic goals component included three performance measures: revenue growth with a target of $189 million; client retention; and employee retention. The revenue growth was weighted at 60%; client retention at 25%; and employee retention at 15%. The aggregate weight of these three performance measures was equal to the overall weight of the strategic goal component of the award (50%). Achievement of client retention was based on the level of retention of 27 specific, key clients. Similarly, achievement of employee retention was based on the level of retaining 11 identified, key employees. None of the employees was an executive officer of Viad. Each performance measure within the strategic goals component, as well as operating income component, was assigned a goal that corresponded to five possible performance levels. The weighted performance level rating for each component (operating income and strategic goals) was combined to determine the overall performance level, which was then used to determine the payout level. No payout for the strategic goals component could occur unless the operating income goal was met at the threshold level.

Long-Term Incentives

Long-term incentives for the named executive officers in 2009 were granted using restricted stock and performance-based restricted stock, except Mr. Hannan, who was granted restricted stock units and performance-based restricted stock units rather than shares of Viad common stock due to Canadian tax considerations. Of the total long-term award value granted to the executive officers, 58% was made up of performance-based restricted stock (or units) and 42% from restricted stock (or units), making more than half of the total long-term award subject to a potential zero payout should performance goals not be achieved. This mix places heavy emphasis on performance and attainment of financial targets that are designed to provide for long-term value to Viad’s shareholders, as well as providing a retention incentive for key executives. Long-term incentive grants are targeted between the 50th and 75th percentile range of the competitive market, as reflected in general market surveys. In 2009, long-term incentive grants were made within the targeted percentile range, or slightly lower than the minimum of the range due to the decrease in the price of Viad’s common stock as of the time of the grant. Each of the long-term incentive plans is described below.

Performance-Based Restricted Stock (or Units).  Key executives who have a significant impact on Viad’s operational and financial goals, including the named executive officers in the Summary Compensation Table, were awarded performance-based restricted stock in 2009, except performance-based restricted stock units were awarded to Mr. Hannan due to Canadian tax considerations. These awards were designed to focus management’s attention on financial performance in 2009, and to retain the management team with a three-year vesting schedule of one-third of the earned shares (or units) per year starting one year after the grant date. The HR Committee believes that vesting the shares over a three-year period has served as an effective retention tool. Until achievement of targets has been determined, dividends are paid and the executive may vote the shares granted. Once achievement is determined, dividends and voting apply only to earned shares (unearned shares are forfeited). Mr. Hannan’s performance-based restricted stock units have the same vesting schedule and are paid in cash, but have no voting rights. Dividend equivalents are paid to him.

In 2009, the grants of performance-based restricted stock to named executive officers were not earned because targets for the incentive performance measures established for the 2009 grant were not achieved. Mr. Hannan earned the 2009 grant of performance-based restricted stock units because targets were met at 48.125%. The 2009 performance measures and targets for performance-based restricted stock and units were the same as the measures established for the 2009 annual incentive plan and were weighted the same for achievement purposes (see “Annual Incentives” subsection above). Executives may earn from 0% to 100% of the shares (or units) granted, dependent upon the performance of the operating company or overall corporate results. For Mr. Hannan and other executives in Viad’s operating companies, 50% of the award is earned based on the achievement of the operating company’s performance targets and the other 50% is based on the achievement of the corporate level performance targets (see the “Annual Incentives” subsection above). For corporate level executives, 100% of the award is based on the achievement of the corporate level performance targets under the Management Incentive Plan. For 2010, performance-based restricted stock (or units) will not be awarded (as discussed under the “Changes to Executive Compensation in 2010” subsection below).

Time Vested Restricted Stock (or Units).  In addition to performance-based restricted stock (or performance-based restricted stock units in the case of Mr. Hannan) awarded in 2009, restricted stock (or restricted stock units in the case of Mr. Hannan) was also awarded in 2009 to a limited number of key executives, including the named executive officers in the Summary Compensation Table. The restricted stock and restricted stock units will vest in full three years from the grant date. For the executives receiving restricted stock, the executive may vote the shares and will receive dividends during the restriction period. Mr. Hannan, who received restricted stock units, will receive dividend equivalents. Receipt of dividends (or dividend equivalents) and the executive’s right to vote shares are important links in aligning management’s interests with those of Viad’s shareholders. The HR Committee believes that due to the three-year cliff vesting feature of the shares and units, this compensation element has been highly effective in retaining executives and in motivating executives to make long-term decisions that will be beneficial to shareholders and Viad.

Performance Units.  The Performance Unit Plan (“PUP”), which was established under the 2007 Viad Corp Omnibus Incentive Plan, is intended to focus participants on the long-term interests of our shareholders by tying the value of units to both stock price appreciation during the three-year performance period and to achievement of financial measures that are key factors in increasing shareholder value. Performance targets are set during the first quarter of the three-year performance period, typically at the March meeting of the HR Committee. Targets are set such that achievement will result in enhancement to the fundamental value of Viad, which in turn is ultimately reflected in enhanced shareholder value. Established growth trends, which are based on economic and business conditions specific to Viad and each of the operating companies, are the gauge by which meaningful targets are set and executive performance is measured.

PUP awards are paid in cash and are earned based on the degree of achievement of the targets during the performance period and are calculated using the average price of Viad’s common stock during the ten-day trading period beginning on the day following public announcement of Viad’s year-end financial results for the final year of the performance period. The formula for determining the payout of a PUP award is the number of units originally granted to the executive multiplied by the ten-day average stock price described above, multiplied by the achievement factor for the Company. The achievement factor can range from 0% to 200%.

In 2009, performance units were not granted due to the difficulties in setting three-year targets with the uncertainties in the marketplace and general economy. None of the named executives received PUP payouts for the 2007 – 2009 performance period as the performance goals were not met.

Payouts for PUP earned during the 2006 – 2008 performance period were made in 2009 to the corporate executives of Viad, including Messrs. Dykstra and Sayre and Ms. Ingersoll with the achievement level of performance targets being at the maximum (200%). Exhibitgroup/Giltspur participants in PUP, including Mr. Jastrem, did not receive a payout because targets at Exhibitgroup/Giltspur were not met for the plan period. Mr. Hannan did not receive a PUP award for this performance period as the award was granted in February 2006 and he did not join the Company until 2008. The table provided below shows the performance goals and targets, the weighting of each performance goal as a percentage of the total award, and the achievement levels for each performance goal under the 2006 – 2008 PUP award for the corporate executives who received payouts in 2009.

2006 – 2008 PUP Performance Goals, Weighting and Targets for Corporate Executives

		Targeted Achievement Levels[1]			Actual Results
Performance	Weight	Threshold	Target	Maximum	Amount	Weight[3]
Goal	(%)	($)	($)	($)	($)	(%)

IPS[2]	60%	1.56	1.65	1.78	2.27	120%
OCF[2]	30%	55,067	57,800	60,800	75,039	60%
Revenue	10%	875,333	916,000	958,000	985,879	20%

						200%

[1]	Targeted achievement levels are based on a three-year average. All dollar amounts are shown in thousands (000), except Income Per Share. Achievement at Threshold pays out at 50% of the performance goal’s weighting. Achievement at Target pays out at 100% of the performance goal’s weighting. Achievement at Maximum pays out at 200% (the maximum achievement level) of the performance goal’s weighting.

[2]	“IPS” is an abbreviation for Income Per Share. “OCF” is an abbreviation for Operating Cash Flow.

[3]	Actual results are pro-rated based on where they fall along the continuum from the Threshold amount through the Maximum amount. See also Footnote 1 above.

Vesting of Long-Term Incentives.  The vesting of restricted stock, restricted stock units, performance-based restricted stock and performance-based restricted stock units is subject generally to continued employment with Viad or its operating companies, except certain termination events will trigger post-termination benefits as discussed below under the “Post-Termination Compensation and Benefits” subsection below, as well as the “Potential Payment Upon Employment Termination or Change of Control” section of this proxy statement.

Perquisites and Other Personal Benefits

Perquisites and other personal benefits are part of the executive’s total compensation package and are reviewed periodically to ensure external competitiveness. The perquisites currently offered by the Company to the executive officers include financial counseling and tax preparation, annual executive physical examination, accidental death and dismemberment insurance, executive medical insurance, club memberships and Company-paid parking. Mr. Dykstra is also eligible for executive life insurance, a home Internet and security system and an automobile, plus related expenses. Operating company presidents are also eligible for an automobile allowance. Expense incurred for spousal travel is reimbursed to the executive officers if spouses are invited to attend one of the regularly scheduled Board meetings. Additional information on perquisites and other personal benefits provided to the named executive officers in 2009 is discussed in the “Summary Compensation Table” of this proxy statement.

Retirement Income and Savings Plans

All eligible employees, including the named executive officers, may participate in the Viad Corp Capital Accumulation Plan (the “401(k) Plan”). In addition, the named executive officers are eligible to participate in the Supplemental 401(k) Plan, which provides for additional employee contributions over the annual limits set by the Internal Revenue Code for the 401(k) Plan, plus matching contributions by Viad based on the same percentage as the 401(k) Plan. In lieu of participation in Viad’s 401(k) Plan and Supplemental 401(k) Plan, Mr. Hannan is a participant in the Retirement Plan for Management Employees of Brewster.

Annual retirement benefits will be paid under applicable schedules of the Viad Corp Supplemental Pension Plan (“SERP”) and under the MoneyGram Pension Plan (formerly the Viad Corp Retirement Income Plan) to Messrs. Dykstra and Sayre and Ms. Ingersoll, although accruals under the MoneyGram Pension Plan were frozen as of December 31, 2003. In connection with the spin-off of MoneyGram International, Inc. (“MoneyGram”) on June 30, 2004, the sponsorship and administration of the MoneyGram Pension Plan, as well as all liabilities of the MoneyGram Pension Plan and the SERP, were assumed by MoneyGram. In general, the compensation covered by the MoneyGram Pension Plan is annual salary and one-half of annual bonus. Actual benefits will be calculated primarily on the basis of the average of a participant’s last five years of annual salary prior to retirement and on the basis of the average of one-half of a participant’s highest five years of annual incentive compensation. Like all other forms of compensation, the level of retirement benefit is determined by individual performance assessments throughout a career, since individual performance determines the level of compensation, which is an integral component of savings and pension benefit formulas.

Under the Retirement Plan for Management Employees of Brewster Inc., the annual pension payable to Mr. Hannan, assuming a normal retirement date, is equal to 2% of his highest average earnings for each year of credited service. “Highest average earnings” are defined as the average of the highest annual earnings in any three calendar years of credited service. The maximum pension payable to Mr. Hannan cannot exceed the dollar limits permitted under Income Tax Act of Canada.

The change in the value of the pension plans during 2009 is included in the Summary Compensation Table. Please refer to the “Pension Benefit Table” and the “Potential Payment Upon Employment Termination or Change of Control” sections of this proxy statement for further discussion of retirement benefits.

Post-Termination Compensation and Benefits

Certain termination events will trigger post-termination payments and benefits for the named executive officers in the Summary Compensation Table, including retirement, change of control severance, termination for cause, involuntary termination not for cause, death or disability. These are discussed below and also under the “Potential Payment Upon Employment Termination or Change of Control” section of this proxy statement. Post-termination compensation provides for either short-term (termination or change in control) or long-term (retirement) security to the Company’s executive officers in the event their employment with the Company ends. In the event of involuntary termination, post-termination compensation is intended to provide an interim financial resource to the executive during the transition from employment with Viad.

Retirement.  Eligibility for normal retirement is age 65 and for early retirement is age 55. The retirement income received by the executives is discussed under the “Retirement Income and Savings Plans” section and in the “Pension Benefits Table” of this proxy statement. Upon normal or early retirement, executives would receive ownership of the restricted stock and restricted stock units awarded to them upon the lapse of the vesting period on a pro-rata basis (percentage of time from the grant date to the retirement date), except that executives who have reached the age of 60 at the time of retirement and retire at least 2 years from the date of the grant would receive full ownership (not pro-rated) upon lapse of the vesting period. Executives would receive ownership of earned performance-based restricted stock, earned performance-based restricted stock units, and earned performance units, on a pro-rata basis, upon lapse of the performance period, except that executives who have reached the age of 60 at the time of retirement and retire at least 18 months from the date of the grant would receive full ownership (not pro-rated) upon lapse of the performance period. Stock options not yet exercisable would fully vest upon retirement (or six months and one day thereafter in the event the termination date occurs within six months of the grant date) and the executive may exercise the option rights within a five-year period following the retirement date. Executives would receive an accrued annual incentive bonus, if earned, on a pro-rata basis. Mr. Dykstra is entitled to the same benefits upon retirement pursuant to the terms of his employment contract. In addition, he will be provided with an office and secretarial support for five years following retirement. Mr. Sayre is the only named executive officer eligible for retirement, as discussed below in the “Potential Payment Upon Employment Termination or Change of Control” section of this proxy statement.

Change of Control Severance.  Viad’s Executive Severance Plan (Tier I) provides each of the named executives with severance benefits if the executive’s employment is terminated by Viad without cause or by the executive for good reason (as those terms are defined in the Executive Severance Plan) within 36 months after a change of control of Viad, or by the executive for any reason (other than for good reason, death, disability or retirement) during a 30 day window period beginning on the first anniversary of the change of control of Viad. The purpose of the Executive Severance Plan is to ensure, in the event of a possible change of control of Viad, that executives will be available (without concern for their personal financial situations) to perform their regular duties and to advise management and the Board as to whether the change of control proposal would be in the best interests of Viad and its shareholders, to assist in the change of control implementation and transition, and to perform other appropriate actions. Severance benefits also provide an economic means for executives to transition from Viad employment. Participants in the plan are designated by the CEO and approved by the HR Committee. Viad’s annual and long-term incentive plans also provide for accelerated vesting of equity awards and immediate payment of earned performance incentives upon a change of control of Viad.

For purposes of these benefits, a change of control is deemed to occur, in general, if (a) a shareholder or group of shareholders acquires 20% or more of Viad’s common stock, (b) the current directors in office cease to constitute at least a majority of the Board, (c) a reorganization, merger or consolidation, or the sale of all or substantially all of the corporate assets occurred, or (d) there is a complete liquidation and dissolution of Viad.

Involuntary Termination Not For Cause.  Mr. Dykstra’s employment agreement provides that he will receive post-termination payments and benefits upon Viad’s termination of his employment without cause. The relevant material terms of Mr. Dykstra’s employment agreement with Viad are discussed in the “Potential Payment Upon Employment Termination or Change of Control” section of this proxy statement. For the other named executive officers, Viad has an arrangement providing payments and benefits to them for Viad’s termination of their employment without cause, as discussed in the “Potential Payment Upon Employment Termination or Change of Control” section of this proxy statement.

Death or Disability.  Mr. Dykstra’s employment agreement does not provide for any post-termination payments upon his employment termination due to death or disability; however, he and the other named executive officers will be eligible to receive benefits or rights otherwise due in the event of their death or disability pursuant to compensation and benefit plans and related agreements, as discussed in the “Potential Payment Upon Employment Termination or Change of Control” section of this proxy statement.

Forfeiture and Reimbursement Provisions for Detrimental Conduct

In order to protect Viad and its operating companies and to help insure the long-term success of the business, annual incentive compensation and long-term incentive compensation (including awards of performance-based restricted stock, restricted stock units, performance-based restricted stock, performance-based restricted stock units, and performance units) are subject to forfeiture and reimbursement provisions (i.e., a “clawback” provision) relating to the following conduct:

•	an officer or employee knowingly participated in misconduct that caused a misstatement of financial statements of Viad or any of its affiliates, or in misconduct which represented a material violation of Viad’s Code of Ethics or certain other policies;

•	an officer or employee was aware of and failed to report an employee who was participating in misconduct that caused or could cause a misstatement of financial statements of Viad or any of its affiliates, or in misconduct which represented a material violation of Viad’s Code of Ethics or certain other policies; and

•	an officer or employee acted significantly contrary to the best interests of Viad.

The forfeiture and reimbursement provisions also relate to violations of certain restrictions on competitive activities following employment termination. In addition, the annual incentive compensation and long-term incentive compensation awards in 2009 (including awards of restricted stock, restricted stock units, performance-based restricted stock and performance-based restricted stock units) also provide Viad with the right to stop the executive, through a court-ordered injunction, from working for competitors and soliciting customers and employees following employment termination. Viad also may seek monetary damages for such activities.

Limit on Deductibility of Certain Compensation

Section 162(m) of the Internal Revenue Code disallows a corporate income tax deduction on compensation paid to an executive officer named in the Summary Compensation Table that exceeds $1.0 million during the tax year, subject to certain permitted exceptions. To the extent compensation is based upon attaining performance measures set by the HR Committee and meets the other requirements of Section 162(m), the compensation is not included in computation of the limit. The HR Committee intends, to the extent possible and where it believes it is in the best interest of Viad and its shareholders, to qualify such compensation as tax deductible. However, it does not intend to permit the provisions of Section 162(m) to erode the effectiveness of Viad’s overall system of compensation policies and practices. The Board submitted performance measures and certain other terms under the 1997 Viad Corp Omnibus Incentive Plan and the 2007 Viad Corp Omnibus Incentive Plan for approval at the 1997, 2002 and 2007 Annual Meeting of Shareholders, as required to allow certain of the compensation payable under such plans to be eligible for deduction. For purposes of meeting the requirements of Section 162(m), under the 2007 Viad Corp Omnibus Incentive Plan, the maximum aggregate amount awarded or credited with respect to cash-based awards, including annual incentive awards and performance units, to any one participant in any one plan year may not exceed $5.0 million.

Stock Ownership Guidelines

Stock ownership guidelines were adopted in 1993 requiring executives to own a minimum amount of stock on a direct basis, meaning stock of Viad which is subject to market risk and not simply held under option. The minimum required amount is based on multiples of salary ranging from one and one-half to five times an individual’s annual salary, depending on salary level.

Viad believes it is important to align the financial interests of our executives with those of our shareholders. Mr. Dykstra has ownership guidelines of five times his annual base salary. Ms. Ingersoll and Messrs. Hannan, Jastrem and Sayre have ownership guidelines of three times their base salaries. As of the end of 2009, all of the named executive officers had met or exceeded their goals, except Mr. Hannan, who was named President of Brewster Inc. in December 2008, and is working toward achieving his goal.

Changes to Executive Compensation in 2010

In 2010, the value of the overall mix of long-term incentive grants will change to 50% restricted stock (or units) and 50% stock options. This mix of restricted stock (or units) and stock options will continue to provide incentives for executives to create and maintain shareholder value over a multi-year period because the ultimate value of each executive’s grant will depend upon the value of Viad’s stock at the time of vesting, in the case of restricted stock (or units), and upon exercise in the case of vested stock options. This mix also continues to provide an effective retention tool for executives. The 2010 awards of restricted stock (or units) will have the same features as the 2009 awards, including a three-year vesting period, receipt of dividends, and, in the case of restricted stock, voting rights (see “Long-Term Incentives” subsection above). Stock options will have a three-year graded vesting period, one-third each year starting in the first year after the grant. The options will expire ten years from the date of grant. Awards of restricted stock and options will be subject to the forfeiture and reimbursement provisions discussed in the “Forfeiture and Reimbursement Provisions for Detrimental Conduct” subsection above.

Summary Compensation Table

The following table summarizes the compensation paid in 2007, 2008 and 2009 to the Chairman, President and Chief Executive Officer, the Chief Financial Officer and each of the three other most highly compensated executive officers of Viad.

The amounts presented below in the Stock Awards column (e) and Option Awards column (f) of the Table represent the grant date fair value of awards granted to the named executive officers and may not reflect the actual value to be realized by the executive officer. Variables that can affect the actual value realized by the named executive officer include achievement levels of performance targets, economic and market risks associated with stock and option awards, and basing performance unit values on the market price of Viad’s stock. The actual value realized by the named executive officer will not be determined until the time of vesting in the case of restricted stock, restricted stock units, performance-based restricted stock and performance-based restricted stock units, or until option exercise in the case of option awards.

							Change in
							Pension
						Non-Equity	Value and
						Incentive	Nonqualified
						Plan	Deferred	All Other
				Stock	Option	Compen-	Comp.	Compen-
Name and		Salary[1]	Bonus	Awards[2]	Awards[3]	sation[4]	Earnings[5]	sation[6]		Total
Principal Position	Year	($)	($)	($)	($)	($)	($)	($)		($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)

Paul B. Dykstra	2009	615,385	--	1,105,560	--	--	591,392	274,340	[7]	2,586,677
Chairman, President	2008	618,750	--	1,555,260	--	680,000	181,676	274,440		3,310,126
and CEO	2007	587,500	--	1,222,233	--	810,500	74,971	206,166		2,901,370
Michael M. Hannan[8]	2009	255,953	--	179,654	--	157,857	14,848	118,868	[9]	727,180
Group President-	2008	13,173	--	--	66,600	--	722	--		80,495
Travel & Recreation	2007	N/A	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Ellen M. Ingersoll	2009	342,646	--	538,961	--	--	33,704	116,186	[10]	1,031,497
Chief Financial Officer	2008	344,750	--	791,154	--	260,300	2,836	128,069		1,527,109
	2007	335,000	--	653,396	--	322,400	26	121,115		1,431,937
John F. Jastrem[11]	2009	452,500	--	508,228	--	--	198	58,976	[12]	1,019,902
Former Group President-	2008	411,250	--	858,483	--	297,000	79	58,486		1,625,298
Marketing & Events	2007	400,000	350,000	395,881	--	332,300	20	62,727		1,540,928
Scott E. Sayre	2009	298,338	--	307,101	--	--	198,155	84,290	[13]	887,884
Vice President-General	2008	300,050	--	520,674	--	206,000	13	144,666		1,171,403
Counsel and Secretary	2007	291,200	--	438,159	--	254,800	3	125,453		1,109,615

[1]	For 2009, all employees at the Viad corporate level, including Messrs. Dykstra and Sayre and Ms. Ingersoll, took a mandatory week-long work furlough (without pay) as one of Viad’s expense-reduction measures during 2009. Mr. Jastrem’s base salary was increased in October 2008 from $415,000 to $435,000, but the increased pay was not remitted to him timely, so in February 2010, Mr. Jastrem was paid $18,600, plus interest, representing additional base compensation and an additional amount for his earned annual cash incentive award under the 2008 Management Incentive Plan.

[2]	The amounts shown reflect the grant date fair value of long-term incentives awarded to the named executive officers, including: restricted stock granted in years 2007 through 2009 (except for Mr. Hannan who did not receive a grant until 2009 after taking office and whose grant is in the form of restricted stock units); and performance-based restricted stock granted in years 2007 and 2008 (except for Mr. Jastrem, who did not receive a grant until 2007 after taking office and Mr. Hannan, who did not receive a grant until 2009 after taking office and whose grant is in the form of performance-based restricted stock units). In addition, the amounts shown include the grant date fair value of the performance units granted in 2007 and 2008 to the named executive officers (except for Mr. Hannan, who has not received any performance unit awards). Performance goals for the 2007 performance unit awards were not achieved at threshold and consequently no payments to the named executive officers were made, including the following grant date fair value amounts shown in column (e) of the table: Mr. Dykstra, $453,533; Ms. Ingersoll, $249,828; Mr. Jastrem, $153,740; and Mr. Sayre, $153,740. No performance units were granted in 2009. In addition, the performance goals for the 2009 performance-based restricted stock awards were not achieved at threshold and consequently no payments to the named executive officers were made, including the following grant date fair value amounts shown in column (e) of the table: Mr. Dykstra, $644,910; Ms. Ingersoll, $314,778; Mr. Jastrem, $210,364; and Mr. Sayre, $179,654. Mr. Hannan’s 2009 award of performance-based restricted stock units was achieved at 48.125% and thus $54,157 of his award, as reflected in column (e) of the table, was not earned.

Mr. Jastrem’s 2008 stock awards, as reported in Viad’s 2009 proxy statement, totaled $483,483. This amount represented the grant date fair value of stock awards granted to Mr. Jastrem in 2008. In contrast, the recently released SEC rules require a disclosure of the compensation paid to the named executive officers. Per the new SEC rules, the amount of Mr. Jastrem’s 2008 stock awards, as reported in this table, is $858,483. This increased amount is due to a special performance-based award of Viad’s common stock (payable annually in thirds with the first two payouts in February 2009 and January 2010, respectively) for the achievement of certain performance measures in excess of the maximum achievement levels established for Exhibitgroup/Giltspur under the 2008 Management Incentive Plan and for the achievement of certain other strategic goals, as discussed in the “Compensation Discussion and Analysis” section of this proxy statement. The value of this award was $375,000, based on a grant date of February 23, 2009, which is when the HR Committee approved the achievement of the award.

Assumptions made in the valuation of stock awards under this column are discussed in Viad’s 2009 Annual Report on Form 10-K, filed March 8, 2010, in Notes 1 and 2 of Notes to Consolidated Financial Statements and are incorporated herein by reference.

[3]	No stock options were granted to the named executive officers in 2009, 2008 or 2007, except for Mr. Hannan, who received a grant of 10,000 non-qualified stock options upon taking office as President of Brewster Inc. on December 1, 2008.

[4]	The amounts shown represent incentive cash awards under the 2009 and 2008 Management Incentive Plans, pursuant to the 2007 Viad Corp Omnibus Incentive Plan, and the 2007 Management Incentive Plan, pursuant to the 1997 Viad Corp Omnibus Incentive Plan. Performance targets for 2009 were attained at 99.4% of target for Brewster and at 0% of target for Viad corporate and Exhibitgroup/Giltspur. Performance targets for 2008 were attained at 137.3% of target for Viad corporate and at 131.3% of target for Exhibitgroup/Giltspur. Performance targets were not met for Brewster in 2008 and no bonus was paid. Performance targets for 2007 were attained at the maximum performance level (175% of target) for Viad corporate and 107.4% of target for Exhibitgroup/Giltspur.

[5]	The amounts shown represent the year-over-year change in actuarial present value of the SERP and Brewster’s pension plan. For 2009, the year-over-year change from 2008 to 2009 was $590,692 for Mr. Dykstra, $33,619 for Ms. Ingersoll, $198,133 for Mr. Sayre, $14,848 for Mr. Hannan and $0 for Mr. Jastrem. For 2008, the year-over-year change from 2007 to 2008 was $181,089 for Mr. Dykstra, $2,761 for Ms. Ingersoll, $722 for Mr. Hannan and $0 for Messrs. Jastrem and Sayre. For 2007, the year-over-year change from 2006 to 2007 was $74,725 for Mr. Dykstra and $0 for the other named executive officers. In connection with the spin-off of MoneyGram International, Inc. on June 30, 2004, liabilities associated with these SERP obligations are the responsibility of MoneyGram. The amounts shown also reflect above-market earnings of $258, $222, and $107 in 2009, 2008, and 2007, respectively, on Mr. Dykstra’s benefits under the Viad Corp Deferred Compensation Plan, and above-market earnings on the Supplemental 401(k) Plan of $442 for Mr. Dykstra, $85 for Ms. Ingersoll, $198 for Mr. Jastrem and $22 for Mr. Sayre in 2009; $365 for Mr. Dykstra, $75 for Ms. Ingersoll, $79 for Mr. Jastrem and $13 for Mr. Sayre in 2008; and $139 for Mr. Dykstra, $26 for Ms. Ingersoll, $20 for Mr. Jastrem and $3 for Mr. Sayre in 2007. The term “above-market earnings” represents an earning rate that exceeds 120% of the applicable federal long-term rate (as prescribed under the Internal Revenue Code Section 1274(d)).

[6]	The aggregate incremental cost of perquisites is the actual cost incurred by Viad as a result of providing such items.

[7]	Mr. Dykstra’s perquisites and other personal benefits for 2009 include: executive life insurance; executive medical coverage; accidental death and dismemberment insurance; office parking; tax planning and financial counseling services; annual executive physical examination; health club membership; airline club memberships; social club dues; home security system; and Company-provided vehicle and auto-related expenses. The amount reported for 2009 includes: the perquisites and other personal benefits listed in the prior sentence; matching contributions under the 401(k) Plan and Supplemental 401(k) Plan of $24,615; a lump-sum payment of $172,000 for the period from January 1, 2009 through December 31, 2009 in lieu of the Company accruing pension benefits for Schedule B participants of the SERP, such amount being equal to the accrued benefit calculated for that period, plus a tax gross-up; and tax gross-ups of $13,839 for tax planning and financial counseling services and $1,337 for executive medical coverage.

[8]	Mr. Hannan took office as President of Brewster Inc. on December 1, 2008. He is a Canadian citizen and resident. His 2009 base salary and all other compensation for 2009 shown in this Table were converted into U.S. dollars at the rate of 0.8791 to 1. Mr. Hannan’s 2008 base salary was converted into U.S. dollars at the rate of 0.8155 to 1. His 2009 award under the 2009 Management Incentive Plan was converted on the date of payment at a rate of 0.9897 to 1. All stock unit awards were originated in U.S. dollars and did not require conversion.

[9]	Mr. Hannan’s perquisites and other personal benefits include: executive medical coverage; annual executive physical examination; executive marketing club membership; a Company-provided vehicle and auto-related expenses; home security system; and relocation expenses of $85,584 related to relocating from Vancouver, British Columbia to Brewster’s offices in Banff, Alberta.

[10]	Ms. Ingersoll’s perquisites and other personal benefits for 2009 include: executive medical coverage; accidental death and dismemberment insurance; annual executive physical examination; office parking; and tax planning and financial counseling services. The amount reported for 2009 includes: the perquisites and other personal benefits listed in the prior sentence; matching contributions under the 401(k) Plan and Supplemental 401(k) Plan of $13,706; a lump-sum payment of $67,000 for the period from January 1, 2009 through December 31, 2009 in lieu of the Company accruing pension benefits for Schedule B participants of the SERP, such amount being equal to the accrued benefit calculated for that period, plus a tax gross-up; and tax gross-ups of $5,577 for tax planning and financial counseling services, and $1,903 for executive medical coverage.

[11]	Effective March 19, 2010, Mr. Jastrem stepped-down as Group President - Marketing & Events and left Viad, as he decided to retire. Mr. Dykstra assumed leadership of the Marketing & Events Group while a replacement search for the position of Group President is being conducted.

[12]	Mr. Jastrem’s perquisites and other personal benefits for 2009 include: executive medical coverage; accidental death and dismemberment insurance; annual executive physical examination; health club membership; executive marketing club memberships; and a vehicle allowance. The amount reported for 2009 includes: the perquisites and other personal benefits listed in the prior sentence; matching contributions under the 401(k) Plan of $18,100; and tax gross-ups of $2,401 for executive medical coverage and $1,460 for club memberships.

[13]	Mr. Sayre’s perquisites and other personal benefits for 2009 include: executive medical coverage; accidental death and dismemberment insurance; office parking; tax planning and financial counseling services; annual executive physical examination; and health club membership. The amount reported for 2009 includes: the perquisites and other personal benefits listed in the prior sentence; matching contributions under the 401(k) Plan of $11,934; a lump-sum payment of $40,000 for the period from January 1, 2009 through December 31, 2009 in lieu of the Company accruing pension benefits for Schedule B participants of the SERP, such amount being equal to the accrued benefit calculated for that period, plus a tax gross-up; and tax gross-ups of $5,506 for tax planning and financial counseling services and $1,877 for executive medical coverage.

Compensation Consultant

As discussed in the “Compensation Discussion and Analysis” section of this proxy statement, in 2009 Hewitt provided services and advice related to executive compensation. Hewitt also provided market data related to director compensation. In addition to compensation advice, in 2009 Hewitt also provided to Viad at the request of Viad management the following advice and services: actuarial services on qualified and non-qualified retirement programs; federal payroll tax calculations; and advice related to management positions in connection with Viad’s centralization of the human resources function at the corporate level for all of Viad’s operations. For these 2009 services and advice, Viad paid Hewitt in the aggregate $207,442. Viad paid Hewitt $38,229 in the aggregate for its 2009 services and advice related to executive and director compensation.

Grants of Plan-Based Awards

The table below supplements the disclosure in the Summary Compensation Table on plan-based awards. The table provides, by grant date, the estimated future payouts for awards granted in 2009 under equity incentive and non-equity incentive plans, and the number of shares or units underlying awards granted in 2009 that have been paid out. All awards in 2009 were granted pursuant to the 2007 Viad Corp Omnibus Incentive Plan.

									All Other
								All Other	Option
								Stock	Awards:	Exercise	Grant
								Awards:	Number	or	Date
		Estimated Future Payouts						Number	of	Base	Fair Value
		Under Non-Equity			Estimated Future Payouts			of	Securities	Price	of Stock
		Incentive Plan Awards[3]			Under Equity Incentive Plan Awards[4]			Shares	Under-	of	and
		Thresh-		Maxi-	Thresh-		Maxi-	of Stock	lying	Option	Options
	Grant	old	Target	mum	old	Target	mum	or Units	Options	Awards	Awards[6]
Name[1]	Date[2]	($)	($)	($)	(#)	(#)	(#)	(#)[5]	(#)	($/Sh)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

P. Dykstra		105,000	500,000	875,000
RS	2/23				30,000	30,000	30,000	--	--	--	460,050
PBRS	2/23				10,500	42,000	42,000	--	--	--	644,910
E. Ingersoll		40,200	191,400	335,000
RS	2/23				14,600	14,600	14,600	--	--	--	224,183
PBRS	2/23				5,125	20,500	20,500	--	--	--	314,778
J. Jastrem		54,400	278,900	488,000
RS	2/23				9,700	9,700	9,700	--	--	--	148,944
PBRS	2/23				1,713	13,700	13,700	--	--	--	210,364
RS7	7/23				8,500	8,500	8,500	--	--	--	148,920
S. Sayre		31,800	151,500	265,100
RS	2/23				8,300	8,300	8,300	--	--	--	127,447
PBRS	2/23				2,925	11,700	11,700	--	--	--	179,654
M. Hannan[8]		31,000	158,800	277,800
RSU	2/23				4,900	4,900	4,900	--	--	--	75,240
PBRSU	2/23				714	5,709	5,709	1,091	--	--	104,414

[1]	“RS” represents awards of restricted stock. “RSU” represents awards of restricted stock units. “PBRS” represents awards of performance-based restricted stock. “PBRSU” represents awards of performance-based restricted stock units.

[2]	Grant dates shown occurred in 2009.

[3]	The amounts shown in column (d) above reflect the possible payment if performance measures are achieved at target level under the 2009 Management Incentive Plan. The amounts shown in column (c) above reflect the possible minimum payment level under the 2009 Management Incentive Plan which is 21% of target for Viad corporate level and 19.5% for Viad operating companies. The amounts shown in column (e) are 175% of the target amount shown in column (d). However, none of the named executive officers received an annual cash incentive payout under the 2009 Management Incentive Plan as performance goals were not met at the minimum payout level, except Mr. Hannan who received an annual cash incentive payout in March 2010 as the 2009 performance goals of Brewster were achieved at 99.4% of target. These results are reflected in the Summary Compensation Table at column (g) (“Non-Equity Incentive Plan Compensation”). No additional payment under the 2009 Management Incentive Plan will be made for the 2009 performance period.

[4]	The three columns under “Estimated Future Payouts Under Equity Incentive Plan Awards” present the estimated threshold, target and maximum payouts as of the grant date for all 2009 equity grants of restricted stock, restricted stock units, performance-based restricted stock and performance-based restricted stock units to the named executive officers, excluding one-third of the portion of Mr. Hannan’s 2009 grant of performance-based restricted stock units that was earned and which vested in February 2010 because a portion of the specific performance measures established in the year of grant were achieved at 48.125% of target. This payout to Mr. Hannan is reflected in this table under column (i). Although dollar amounts are reflected in columns (f) – (h) for the 2009 grants of performance-based restricted stock to the remaining named executive officers, no shares have been or will be distributed as the 2009 performance goals were not met.

[5]	See footnote 4 above.

[6]	The fair value of the restricted stock, restricted stock unit, performance-based restricted stock and performance-based restricted stock unit awards granted on February 23, 2009, was $15.36 per share. The actual value realized by the named executive officer for the 2009 restricted stock and restricted stock unit awards, and for the 2009 performance-based restricted stock units in the case of Mr. Hannan, will not be determined until the time of vesting. Performance-based restricted stock was not earned and thus will not be distributed.

[7]	Mr. Jastrem received a special restricted stock award in July 2009 in connection with his increased responsibilities as President of Viad’s Marketing & Events Group.

[8]	The estimated future payouts for Mr. Hannan for an award under the 2009 Management Incentive Plan have been converted from Canadian dollars to U.S. dollars at a rate of 0.9897 to 1, as shown in columns (c) – (e) of the table.

Employment Agreements

Mr. Dykstra is employed pursuant to an employment agreement dated May 15, 2007. He is the only named executive officer with an employment agreement. Mr. Dykstra’s agreement provides for an initial two-year employment term and thereafter on each anniversary date of the agreement the remaining one-year term is increased by an additional one-year period, unless the Human Resources Committee of the Board provides notice of its intent not to extend the employment period. The agreement provides for an initial annual base salary of $600,000. Mr. Dykstra’s annual base salary is reviewed at least annually by the Human Resources Committee of the Board, which may in its sole discretion recommend an increase to the annual base salary, subject to approval by the Board. Effective April 1, 2008, his annual base salary was $625,000, and he did not receive an increase in salary in 2009 as the base salaries of the named executive officers were frozen in light of economic conditions. The agreement also provides that Mr. Dykstra is entitled to participate in all bonus and long-term incentive compensation plans and programs and other fringe benefit programs offered to other senior executives of Viad in accordance with the terms of such plans and programs. Further, he is entitled to participate in all savings, retirement, medical and other welfare benefit plans to the same extent as other senior executives of Viad. His perquisites and other personal benefits include executive medical coverage; executive life insurance; accidental death and dismemberment insurance coverage; office parking; tax planning and financial counseling services; annual executive physical examination; dues for health club, country club, airline club and social club; Company-provided vehicle and auto-related expenses, and home security system. Additional information regarding the terms of Mr. Dykstra’s employment agreement is provided in the “Post-Termination Compensation and Benefits” subsection of the “Compensation Discussion and Analysis” section and in the “Potential Payment Upon Employment Termination or Change of Control” section of this proxy statement.

Outstanding Equity Awards at Fiscal Year-End Table

The table below includes all outstanding options and unvested stock awards of the named executive officers in the Summary Compensation Table as of December 31, 2009, including awards subject to performance conditions.

	Option Awards					Stock Awards
									Equity
									Incentive
								Equity	Plan
								Incentive	Awards:
								Plan	Market or
			Equity					Awards:	Payout
			Incentive					Number of	Value of
			Plan Awards:			Number	Market	Unearned	Unearned
	Number of	Number of	Number of			of Shares	Value of	Shares,	Shares,
	Securities	Securities	Securities			or Units	Shares or	Units or	Units or
	Underlying	Underlying	Underlying			of Stock	Units of	Other	Other
	Unexercised	Unexercised	Unexercised	Option		That Have	Stock That	Rights	Rights That
	Options	Options	Unearned	Exercise	Option	Not	Have Not	That Have	Have Not
	Exercisable	Unexercisable	Options	Price	Expiration	Vested	Vested	Not Vested	Vested
Name	(#)[1]	(#)[2]	(#)[2]	($)[3]	Date	(#)	($)[4]	(#)[5]	($)[4]
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

P. Dykstra
Viad
02/17/2000	3,251			23.32	02/17/2010
02/15/2001	5,125			24.05	02/15/2011
11/15/2001	4,000			19.65	11/15/2011
03/26/2002	6,850			26.07	03/26/2012
02/19/2003	4,412			19.57	02/19/2013
02/18/2004	5,475			24.22	02/18/2011
RS/PBRS[6]				N/A	N/A	65,866	1,358,816	42,000	866,460
PUP[7]				N/A	N/A	--	--	29,800	614,800
MoneyGram[8]
02/17/2000	8,007			18.61	02/17/2010
02/15/2001	20,500			19.19	02/15/2011
03/26/2002	27,400			20.80	03/26/2012
02/19/2003	27,400			15.62	02/19/2013
02/18/2004	21,900			19.32	02/18/2011

	Option Awards					Stock Awards
									Equity
									Incentive
								Equity	Plan
								Incentive	Awards:
								Plan	Market or
			Equity					Awards:	Payout
			Incentive					Number of	Value of
			Plan Awards:			Number	Market	Unearned	Unearned
	Number of	Number of	Number of			of Shares	Value of	Shares,	Shares,
	Securities	Securities	Securities			or Units	Shares or	Units or	Units or
	Underlying	Underlying	Underlying			of Stock	Units of	Other	Other
	Unexercised	Unexercised	Unexercised	Option		That Have	Stock That	Rights	Rights That
	Options	Options	Unearned	Exercise	Option	Not	Have Not	That Have	Have Not
	Exercisable	Unexercisable	Options	Price	Expiration	Vested	Vested	Not Vested	Vested
Name	(#)[1]	(#)[2]	(#)[2]	($)[3]	Date	(#)	($)[4]	(#)[5]	($)[4]
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

E. Ingersoll
Viad
03/26/2002	3,200			26.07	03/26/2012
02/19/2003	7,499			19.57	02/19/2013
02/18/2004	6,000			24.22	02/18/2011
RS/PBRS[6]				N/A	N/A	32,866	678,026	20,500	422,915
PUP[7]				N/A	N/A	--	--	15,700	323,900
MoneyGram[8]
03/26/2002	8,800			20.80	03/26/2012
02/19/2003	30,000			15.62	02/19/2013
02/18/2004	24,000			19.32	02/18/2011
J. Jastrem
Viad
RS/PBRS[6]				N/A	N/A	45,447	937,572	13,700	282,631
PUP[7]				N/A	N/A	--	--	9,600	59,400
M. Hannan
Viad
12/01/2008	2,000		8,000	24.90	12/01/2015
Units[6]				N/A	N/A	4,900	101,087	6,800	17,536
S. Sayre
Viad
02/17/2000	2,100			23.32	02/17/2010
02/15/2001	3,406			24.05	02/15/2011
11/15/2001	6,750			19.65	11/15/2011
03/26/2002	4,575			26.07	03/26/2012
02/19/2003	4,849			19.57	02/19/2013
02/18/2004	3,875			24.22	02/18/2011
RS/PBRS[6]				N/A	N/A	20,466	422,214	11,700	241,371
PUP[7]				N/A	N/A	--	--	10,000	206,300
MoneyGram[8]
02/17/2000	8,400			18.61	02/17/2010
02/15/2001	13,625			19.19	02/15/2011
11/15/2001	27,000			15.68	11/15/2011
03/26/2002	18,300			20.80	03/26/2012
02/19/2003	19,400			15.62	02/19/2013
02/18/2004	15,500			19.32	02/18/2011

[1]	Viad stock option awards for the named executive officers included a combination of incentive stock options and non-qualified stock options for all grants, except Mr. Hannan’s sole grant was in the form of non-qualified stock options due to Canadian tax considerations, and Messrs. Dykstra and Sayre received non-qualified stock options only for the grant on 11/15/2001. All MoneyGram awards are non-qualified stock options. See Footnote 8 below for a discussion about MoneyGram.

[2]	The stock options granted in 2002 and prior thereto have a ten-year term and vested in two equal annual installments, beginning one year from the date of grant. The stock options granted in 2003 have a ten-year term and vested in three equal annual installments beginning one year after the date of grant and ending three years after the date of grant. Stock options granted thereafter have a seven-year term and vest in five equal annual installments beginning one year from the date of grant and ending five years after the date of grant.

[3]	The exercise price of Viad stock options is equal to the average of the high and low selling prices of Viad’s common stock on the NYSE on the grant date. See Footnote 8 below for a discussion regarding the treatment of stock options in connection with the MoneyGram spin-off.

[4]	The market value of shares or units of stock was computed by multiplying the number of shares or units by $20.63, the closing market price of Viad’s common stock at December 31, 2009, except the value shown for Mr. Jastrem’s performance units and Mr. Hannan’s performance-based restricted stock units were calculated by multiplying $20.63 by the threshold level (30% of the total units in the case of Mr. Jastrem and 12.5% of the total units in the case of Mr. Hannan) as the achievement levels for Exhibitgroup/Giltspur and Brewster for the 2008 incentive compensation awards were not met.

[5]	The amounts shown in this column are as of December 31, 2009. Certain awards reflected in column (i) were earned and did vest in February 2010 upon the approval by the Human Resources Committee of the Board of the achievement of the performance targets established for such stock awards.

[6]	“RS/PBRS” is an abbreviation for restricted stock and performance-based restricted stock. “Units” is an abbreviation for restricted stock units and performance-based restricted stock units.

[7]	“PUP” is an abbreviation for performance units.

[8]	Listed under the “MoneyGram” heading are non-qualified stock options of MoneyGram, granted to the executive officer prior to Viad’s spin-off of MoneyGram in June 2004. Viad distributed all of the shares of MoneyGram common stock as a dividend on Viad’s common stock on the date of the spin-off. Stock option awards were adjusted in connection with the spin-off. Each option to purchase shares of Viad’s common stock was converted to consist of an adjusted option to purchase the same number of shares of MoneyGram common stock as before the spin-off, and an option to purchase one-fourth the number of shares of Viad’s common stock as before the spin-off due to the one-for-four reverse stock split of Viad’s common stock that occurred in connection with the spin-off. The conversion resulted in two options with a combined intrinsic value equal to the intrinsic value of the Viad option (with an exercise price of the high and low selling prices of Viad’s common stock on the grant date) before taking into account the effect of the spin-off and reverse stock split. The terms and conditions of the options are generally the same as those of the pre-spin Viad stock options.

Option Exercises and Stock Vested Table

For the named executive officers in the Summary Compensation Table, the table below lists stock options exercised in 2009, and restricted stock, performance-based restricted stock and performance units, which vested during 2009.

	Option Awards		Stock Awards
	Number of	Value	Number of Shares
	Shares Acquired	Realized	Acquired on	Value Realized
	on Exercise	on Exercise[1]	Vesting	on Vesting[2]
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)

P. Dykstra
RS/PBRS[3]	--	--	27,133	478,621
PUP[4]	--	--	24,000	403,300
E. Ingersoll
RS/PBRS[3]	--	--	16,533	287,958
PUP[4]	--	--	12,800	215,100
J. Jastrem
RS/PBRS[3]	--	--	21,008	386,731
S. Sayre
RS/PBRS[3]	--	--	10,567	193,253
PUP[4]	--	--	13,400	225,200
M. Hannan
None	--	--	--	--

[1]	The value realized is calculated by taking the difference between the exercise price and the fair market value of the stock times the number of options exercised. The exercise price of a stock option is the average of the high and low selling price of Viad’s common stock on the date of grant. The fair market value of an exercised option is the average of the high and low selling price of Viad’s common stock on the date of exercise. No options were exercised by the named executive officers during 2009.

[2]	The value realized upon the vesting of RS/PBRS is the average of the high and low price of Viad’s common stock on the date of vesting times the number of shares vesting. The value realized upon vesting of PUP is the average of the high and low price of Viad’s common stock for the 10-day period following the Company’s public announcement of its full year earnings for fiscal 2009.

[3]	“RS/PBRS” is an abbreviation for restricted stock and performance-based restricted stock.

[4]	“PUP” is an abbreviation for performance units.

Pension Benefits Table

The table below provides the present value of the accumulated benefits of the named executive officers in the Summary Compensation Table under the identified pension plans. The liability related to the payment of benefits under Viad’s SERP, as disclosed in the table below, was assumed by MoneyGram in connection with the spin-off of MoneyGram by Viad in June 2004.

		Number of Years	Present Value of	Payments During
Name	Plan Name	Credited Service (#)	Accumulated Benefit ($)	Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)

P. Dykstra[1]	SERP	20.340	1,680,729	--
E. Ingersoll[1]	SERP	2.439	104,461	--
J. Jastrem	N/A	--	--	--
S. Sayre[1,3]	SERP	24.721	1,736,573	--
M. Hannan[2]	Retirement Plan for Management Employee of Brewster Inc.	1.0833	15,684	--

[1]	Messrs. Dykstra and Sayre and Ms. Ingersoll participate in the SERP, which provides retirement benefits based on final average earnings, which is the five-year average of the last 60 months of annual base salary plus 50% of the annual incentive compensation for the five calendar years in which they were highest. Once commenced, the full benefit is payable for the life of the executive. Upon the executive’s death, 50% of the benefit is payable for the life of the surviving spouse, if applicable. These three executives are entitled to a pension benefit at age 60 equal to A + (B x C) – D, where:

A = (1.15% x Years of service from 1/1/1998 through 6/30/2004 x Final average earnings)

+

(0.55% x Years of service from 1/1/1998 through 6/30/2004 x Final average earnings in excess of the covered compensation breakpoint);

B = (1.834% x Years of service prior to 1998 x Final average earnings as of 12/31/1997 using 100% of the annual incentive compensation)

-

(1.667% x Years of service prior to 1998 x Primary Social Security benefit);

C = (Final average earnings) / (Final average earnings as of 12/31/1997 using 100% of the annual incentive compensation); and

D = Annual benefit from the MoneyGram Pension Plan and the Travelers Express Company, Inc. Supplemental Pension Plan, if applicable.

[2]	Under the Retirement Plan for Management Employees of Brewster Inc., the annual pension payable to Mr. Hannan, assuming a normal retirement date, is equal to 2% of his highest average earnings for each year of credited service. “Highest average earnings” are defined as the average of the highest annual earnings in any three (3) calendar years of credited service. The maximum pension payable to Mr. Hannan cannot exceed the dollar limits permitted under the Income Tax Act of Canada.

[3]	Mr. Sayre is eligible for early retirement benefits under the SERP and has been eligible since age 55.

Non-qualified Deferred Compensation Table

The following table provides the amounts contributed to a non-qualified deferred compensation plan during 2008.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in	Withdrawals/	Balance at Last
	Last Fiscal Year	Last Fiscal Year	Last Fiscal Year	Distributions	Fiscal Year End
Name	($)[1]	($)[2]	($)	($)	($)[3]
(a)	(b)	(c)	(d)	(e)	(f)

P. Dykstra
Supplemental 401(k) Plan	26,577	14,816	21,573	--	363,922
VCDCP[4]	--	--	12,601	--	185,075
E. Ingersoll
Supplemental 401(k) Plan	--	3,906	4,162	--	67,745
J. Jastrem
Supplemental 401(k) Plan	27,375	16,716	8,213	--	137,233
S. Sayre
Supplemental 401(k) Plan	1,867	2,134	1,092	--	20,700
M. Hannan[5]	--	--	--	--	--

[1]	These amounts are contributed by the executive out of his or her annual base salary which is reported as compensation in the Summary Compensation Table under column (c) (“Salary”).

[2]	The Company’s matching contribution under the Supplemental 401(k) Plan is the same as provided under the 401(k) Plan generally available to all employees, which is a 100% match of the first 3% of annual base salary contributed by the executive officer and 50% of the next 2% of annual base salary contributed by the executive officer. Matching contributions are reported as compensation in the Summary Compensation Table under column (i) (“All Other Compensation”).

[3]	Viad’s proxy statements prior to 2004 reported these amounts in the applicable year within the Summary Compensation Table wherein the executive officer’s annual contributions were reported under the “Salary” column and Viad’s annual matching contributions were reported under the “All Other Compensation” column.

[4]	“VCDCP” is an abbreviation for the Viad Corp Deferred Compensation Plan. In connection with the freeze of the VCDCP in 2004, all participants in the VCDCP received lump-sum distributions of their total deferred compensation accounts, except Global Experience Specialists, Inc. (“GES”) maintains deferrals as its obligation for participating employees and former employees of GES and Viad’s former operating unit, Exhibitgroup/Giltspur (whose assets and liabilities were transferred to GES on December 31, 2009) pending distribution in accordance with the terms of the VCDCP. No new deferrals have been permitted since 2004. Mr. Dykstra’s deferred amount under VCDCP reflects interest accrued in 2009 on deferrals made prior to 2004 while he was employed by GES.

[5]	Viad’s Supplemental 401(k) program is a U.S. based retirement program and Mr. Hannan is a Canadian citizen and resident, and thus not eligible.

Potential Payment Upon Employment Termination or Change of Control

Certain termination events will trigger post-termination payments and benefits for the named executive officers in the Summary Compensation Table. Each termination event and the amount that could be payable to the executive officers under each termination event is provided in the table below, assuming a qualifying termination date of December 31, 2009 with a closing price of $20.63 per share for Viad’s common stock, except where specifically indicated below.

Retirement

Upon normal or early retirement, executives would receive ownership of the restricted stock and restricted stock units awarded to them upon the lapse of the vesting period on a pro-rata basis (percentage of time from the grant date to the retirement date), except that executives who have reached the age of 60 at the time of retirement and retire at least 2 years from the date of the grant would receive full ownership (not pro-rated) upon lapse of the vesting period. Executives would receive ownership of earned performance-based restricted stock, earned performance-based restricted stock units, and earned performance units, on a pro-rata basis, upon lapse of the performance period, except that executives who have reached the age of 60 at the time of retirement and retire at least 18 months from the date of the grant would receive full ownership (not pro-rated) upon lapse of the performance period. Stock options not yet exercisable would fully vest upon retirement (or six months and one day thereafter in the event the termination date occurs within six months of the grant date) and the executive may exercise the option rights within a five-year period following the retirement date. Executives would receive an accrued annual incentive bonus, if earned, on a pro-rata basis. Mr. Dykstra is entitled to the same benefits upon retirement pursuant to the terms of his employment contract. In addition, he will be provided with an office and secretarial support for five years following retirement.

The table below shows the cash amount and the value of the vested equity that could be received by Mr. Sayre upon retirement (the only named executive officer eligible to receive retirement benefits), assuming a qualifying termination date of December 31, 2009. Eligibility for normal retirement is age 65 and for early retirement is age 55. This amount does not include retirement income. Further disclosures regarding retirement income and benefits are provided under the “Retirement Income and Savings Plans” subsection of the “Compensation Discussion and Analysis” section and in the “Pension Benefits Table” section of this proxy statement.

Estimated Benefits in the Event of Retirement
In Dollars ($)

	Restricted	Performance - Based	Performance	Annual Incentive
	Stock[2]	Restricted Stock	Units	Cash Bonus[2]	Total Benefits

S. Sayre[1]	203,549	104,512	82,500	--	390,561

[1]	Mr. Sayre is the only named executive officer currently eligible for retirement.

[2]	The 2009 Management Incentive Plan provides that the named executive officers will be entitled to receive an accrued annual cash incentive payment, if earned, pro-rated to the date of employment termination. For 2009, no bonus awards were made to Viad corporate level executives, including Mr. Sayre, as the performance goals for Viad corporate level were not met.

Change of Control and Change of Control Severance

Viad’s Executive Severance Plan (Tier I) provides each of the named executive officers with severance benefits if the executive’s employment is terminated by Viad without cause or by the executive for good reason (as those terms are defined in the plan) within 36 months after a change of control of Viad, or by the executive for any reason (other than for good reason, death, disability or retirement) during a 30-day window period beginning on the first anniversary of a change of control of Viad. Under those circumstances, the executive would receive from Viad a lump-sum severance compensation equal to a multiple of the following sum:

•	The executive’s highest annual salary; plus

•	The executive’s target cash bonus under the Management Incentive Plan for the fiscal year in which the change of control occurs.

The multiple, in the case of termination by Viad without cause or the executive’s termination for good reason, will equal the product of three times a fraction, the numerator of which is 36 minus the number of full months the executive was employed following a change of control and the denominator of which is 36. In the case of the executive’s voluntary termination during the window period, the multiple will be two.

The first table below shows the cash amount and the value of vested equity and other benefits that could be received in the case of an executive’s termination without cause or the executive’s voluntary termination for good reason under a change of control, assuming that the executive had a qualifying termination date of December 31, 2009. The second table below shows the amount payable and the value of vested equity and other benefits upon the executive’s voluntary termination during the window period after a change of control, assuming the same termination date.

Estimated Benefits in the Event of a Change of Control with Involuntary/Without Cause or Voluntary/Good Reason Termination
In Dollars ($)

						Aggregate
	P. Dykstra	E. Ingersoll	J. Jastrem	S. Sayre	M. Hannan	Payments

Cash Severance Payment[1]	3,375,000	1,618,200	2,306,700	1,363,500	1,326,924	9,990,324
Annual Incentive Cash Bonus[2,5]	--	--	--	--	--	--
Stock Options[3,5]	--	--	--	--	--	--
Restricted Stock (or Units)[3,5]	1,064,508	526,065	843,375	317,702	101,087	2,852,737
PBRS (or Units)[3,5]	1,160,768	574,876	376,828	345,883	140,284	2,598,639
Performance Units[4,5]	491,000	260,600	159,500	165,000	--	1,076,100
Incremental Pension Benefit[6]	315,521	6,087	--	63,518	--	385,126
Welfare Benefits and Perquisites[7]	136,799	97,887	100,079	68,962	51,502	455,229
Outplacement Services	30,000	30,000	30,000	30,000	30,000	150,000
Estimated Excise Tax and Gross-Up8	--	--	1,048,112	--	--	1,048,112

Totals	6,573,596	3,113,715	4,864,594	2,354,565	1,649,797	18,556,267

[1]	Discussed in the paragraphs above this table.

[2]	If there is a change of control, regardless of whether there is a termination of employment in connection therewith, each of the named executive officers would be entitled to receive a pro rata portion of the annual cash incentive granted under the Management Incentive Plan, calculated on the basis of achievement of performance measures through the date of the change of control. For 2009, no bonus awards were made as the performance goals were not met, except Mr. Hannan because the performance goals for Brewster were achieved (see the “Summary Compensation Table” and the “Compensation Discussion and Analysis” sections of this proxy statement).

[3]	Immediate full vesting of equity grants will occur, and the executive will have the ability to surrender options for cash. The vesting of the restricted stock, restricted stock units, performance-based restricted stock (“PBRS”) and performance-based restricted stock units would occur, and the cash amount for the granted performance units and annual incentive cash bonus would be paid to the executive, upon a change of control whether or not the named executive officer were terminated in connection with the change of control.

[4]	If there is a change of control, regardless of whether there is a termination of employment in connection therewith, each of the named executive officers would be entitled to receive a cash payment for performance units granted pursuant to the Performance Unit Plan, calculated as if each of the pre-defined targets were met at 100%, and pro-rated from the date of the grant to the date of the change of control.

[5]	If the payouts and vesting were to occur upon the change of control, then the performance units and the annual cash incentive would not be paid out again and no additional vesting of the restricted stock, restricted stock units, performance-based restricted stock and performance-based restricted stock units would occur in the event of an employment termination in connection with a change of control.

[6]	The Executive Severance Plan also provides a special retirement benefit to executives in the form of an additional benefit accrual under the SERP determined as if the executive continued employment during the severance period with the severance compensation included in his or her final average compensation as defined by the SERP. Benefits under the MoneyGram Pension Plan were frozen as of December 31, 2003 and would not be affected by a change of control. This special retirement benefit applies to all named executives, except Mr. Jastrem and Mr. Hannan.

[7]	The executive receives continued welfare benefits coverage for the severance period of (i) three years times a fraction, the numerator of which is 36 minus the number of full months from the date of the change of control through the last day of the executive’s employment, and the denominator of which is 36 months, in the case of Viad’s termination without cause or the executive’s termination for good reason; or (ii) two years in the case of the executive’s voluntary termination during the window period; except that such benefits would terminate upon the executive’s death or normal retirement date of 65, whichever occurs first.

[8]	The Executive Severance Plan also provides a payment to the executive (and tax gross-up) to make the executive whole for any excise taxes on change of control payments, and for payment of any legal fees incurred by the executive to enforce his or her rights under this Plan. Excise tax payments occur when the benefit paid to an executive is in excess of a fixed multiple of the executive’s five year average total taxable compensation. Such a scenario is most likely to occur when an executive has less than five years of service with the Company.

Estimated Benefits in the Event of a Change of Control with Voluntary Termination During Window1
In Dollars ($)

						Aggregate
	P. Dykstra	E. Ingersoll	J. Jastrem	S. Sayre	M. Hannan	Payments

Cash Severance Payment	2,250,000	1,078,800	1,537,800	909,000	884,616	6,660,216
Annual Incentive Cash Bonus	--	--	--	--	157,857	157,857
Stock Options	--	--	--	--	--	--
Restricted Stock (or Units)	1,064,508	526,065	843,375	317,702	101,087	2,852,737
PBRS (or Units)	1,160,768	574,876	376,828	345,883	140,284	2,598,639
Performance Units	491,000	260,600	159,500	165,000	--	1,076,100
Incremental Pension Benefit	110,067	2,541	--	33,945	--	146,553
Welfare Benefits and Perquisites	91,200	65,258	66,720	45,975	34,334	303,487
Outplacement	30,000	30,000	30,000	30,000	30,000	150,000
Estimated Excise Tax and Gross-Up	--	--	--	--	--	--

Totals	5,197,543	2,538,140	3,014,223	1,847,505	1,348,178	13,945,589

[1]	See the footnotes in the first table of this section for an explanation of the benefits.

Involuntary Termination Not For Cause

The following table shows the cash amount and values of vested equity awards and other benefits that could be received by the named executive officers in the event Viad terminates employment without cause (not for death, disability or cause), assuming that the executive had a qualifying termination date of December 31, 2009.

Estimated Benefits in the Event of Involuntary Termination Not For Cause
In Dollars ($)

						Aggregate
	P. Dykstra[1]	E. Ingersoll[2]	J. Jastrem[2]	S. Sayre[2]	M. Hannan[2]	Payments

Cash Severance Payment	1,250,000	232,000	245,000	303,000	142,500	2,172,500
Annual Incentive Cash Bonus	--	--	--	--	157,857	157,857
Stock Options	--	--	--	--	--	--
Restricted Stock (or Units)	572,139	526,065	843,375	317,702	101,087	2,360,368
PBRS (or Units)	294,308	151,961	94,197	104,512	67,512	712,490
Performance Units	247,600	126,500	77,000	82,500	--	533,600
Welfare Benefits	62,500	34,800	49,000	30,300	28,500	205,100
Outplacement	30,000	30,000	30,000	30,000	30,000	150,000

Totals	2,456,547	1,101,326	1,338,572	868,014	527,456	6,291,915

[1]	Mr. Dykstra’s employment agreement provides that he will receive post-termination payments and benefits upon Viad’s termination of his employment without cause, including:

• Lump sum cash payment of the sum of (1) two times his then-current annual salary and (2) a pro-rata portion of his then-current target cash bonus under the Management Incentive Plan;

• Vesting of his unvested options and restricted stock awards upon expiration of the vesting period, each on a pro-rata basis;

• Vesting of earned performance-based restricted stock and earned performance units upon expiration of the performance period, each on a pro-rata basis;

• Outplacement services; and

• Continued participation in employee health and welfare benefit plans for two years.

Such payments and benefits would be in lieu of all other severance that might be payable to Mr. Dykstra under any Viad severance policies or under the terms of the stock option agreement or other incentive stock award agreements.

[2]	The other named executive officers will receive outplacement services and full ownership of restricted stock, restricted stock units, earned performance-based restricted stock, earned performance-based restricted stock units, and earned performance units upon lapse of the vesting or performance period. In February 2007, the Board adopted, upon recommendation of the Human Resources Committee of the Board, a severance arrangement for executive officers of Viad, which codified Viad’s historical, discretionary practice to provide severance cash payments for Viad’s termination of an executive officer without cause (not for death, disability or cause). Under the Executive Officer Continuation of Pay Policy, executives with less than seven years of service with Viad would receive six months of salary, while executive officers with seven or more years of service with Viad may receive up to one year’s salary. Executive officers all would receive continued health and welfare benefits during the severance period and a pro rata annual cash incentive award under the Management Incentive Plan for the calendar year in which they were last employed, if earned. For 2009, no bonus awards were made as the performance goals were not met, except Mr. Hannan because the performance goals for Brewster were achieved (see the “Summary Compensation Table” and the “Compensation Discussion and Analysis” sections of this proxy statement).

No payment, however, would be made under the Executive Officer Continuation of Pay Policy unless the executive officer executes a general release containing a release of all claims against Viad, a covenant not to sue, a non-competition covenant and a non-disparagement agreement, in form and substance satisfactory to Viad. The terms of any written agreement relating to severance payment upon termination of an executive officer without cause that is approved by the Board will supersede the policy, and exceptions to the policy may be made if recommended by the Chief Executive Officer of Viad and approved by the Human Resources Committee of the Board.

Voluntary Termination for Good Reason

Mr. Dykstra’s employment agreement provides for post-termination payments upon his voluntary termination of employment for “Good Reason”. Upon employment termination, Mr. Dykstra will receive the same payments and benefits described above under the “Involuntary Termination Not For Cause” subsection, and such payment would be in lieu of all other severance that might be payable to Mr. Dykstra under any Viad severance policies or under the terms of the stock option agreement or other incentive stock award agreement. “Good Reason” conditions to voluntarily terminate his employment, include the following, provided they occur without Mr. Dykstra’s consent:

•	Material reduction or change in Mr. Dykstra’s authority, duties, or responsibilities;

•	Material reduction in his annual base salary, unless made as part of an across-the-board reduction of annual base salary for other executive officers of Viad under the direction of the Board;

•	Office relocation requiring an increased commute of more than fifty miles;

•	Material breach of employment agreement by Viad; and

•	Successor to Viad fails to assume Viad’s obligations under the employment agreement.

Mr. Dykstra’s employment agreement requires notice to be provided to Viad within ninety days of the Good Reason condition and provides Viad with an opportunity to remedy the situation. If the situation is remedied within thirty days of the notice, then the post-termination payments described in this section would not be made to Mr. Dykstra.

Death or Disability

The following table shows the cash amount and the value of vested equity that could be received by the named executive officers in the event of employment termination due to death or disability, assuming that the executive had a qualifying termination date of December 31, 2009.

Estimated Benefit in the Event of Death or Disability
In Dollars ($)

						Aggregate
	P. Dykstra	E. Ingersoll	J. Jastrem	S. Sayre	M. Hannan	Payments

Annual Incentive Cash Bonus[1]	--	--	--	--	157,857	157,857
Stock Options[2]	--	--	--	--	--	--
Restricted Stock (or Units)[3]	572,139	526,065	843,375	317,702	101,087	2,360,368
PBRS (or Units)[3]	294,308	151,961	94,197	104,512	67,512	712,490
Performance Units[3]	247,600	126,500	77,000	82,500	--	533,600

Totals	1,114,047	804,526	1,014,572	504,714	326,456	3,764,315

[1]	The Management Incentive Plan provides that the named executive officers will be entitled to receive the accrued cash incentive payment, if earned, pro-rated to the date of employment termination. For 2009, no bonus awards were made as the performance goals were not met, except Mr. Hannan because the performance goals for Brewster were achieved (see the “Summary Compensation Table” and the “Compensation Discussion and Analysis” sections of this proxy statement).

[2]	Stock options, if not exercisable, will fully vest upon the date of death or disability (or six months and one day thereafter in the event the termination date occurs within six months of the grant date) and the executive (or personal representative) may exercise the option rights within three years following the date of disability or 12 months following the date of death.

[3]	The named executive officers will receive full ownership of restricted stock, restricted stock units, earned performance-based restricted stock, earned performance-based restricted stock units, and earned performance units upon lapse of the vesting or performance period.

Forfeiture and Reimbursement Provisions – Non-Compete, Non-Solicitation, Non-Disparagement

If an executive competes with Viad within two years of employment termination in the case of awards made prior to 2009, and 18 months of employment termination in the case of awards made in or after 2009, the following compensation will be subject to forfeiture and reimbursement (i.e., “clawback” provisions):

•	awards of restricted stock, restricted stock units, performance-based restricted stock, performance-based restricted stock units and performance units granted in the last two years of employment;

•	all cash bonuses paid during the last 12 months of employment for awards made prior to 2009, and 18 months for awards made in or after 2009;

•	outstanding, vested but not exercised, stock options; and

•	any gain (without regard to tax effects) realized from the exercise of an option subject to the forfeiture and reimbursement provisions.

The forfeiture and reimbursement provisions also relate to violations of certain restrictions on competitive activities following employment termination. The annual incentive compensation and long-term incentive compensation awards in 2009 (including awards of restricted stock, restricted stock units, performance-based restricted stock, performance-based restricted stock units) also provide Viad with the right to stop the executive, through a court-ordered injunction, from working for competitors and soliciting customers and employees following employment termination. Viad also may seek monetary damages for such activities.

The “Compensation Discussion and Analysis” section of this proxy statement describes additional forfeiture and reimbursement provisions under the annual incentive and long-term compensation plans and programs for an executive’s misconduct or disparagement of Viad.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information as of December 31, 2009, with respect to shares of Viad’s common stock that may be issued under existing equity compensation plans. The category “Equity Compensation Plans Approved by Security Holders” in the table below consists of the 2007 Viad Corp Omnibus Incentive Plan, which was approved by Viad’s shareholders at the 2007 Annual Meeting of Shareholders on May 15, 2007.

	Number of		Number of securities
	securities to be		remaining available
	issued upon	Weighted-average	for future issuance
	exercise of	exercise price ($)	under equity
	outstanding	of outstanding	compensation plans
	options, warrants	options, warrants	(excluding securities
	and rights	and rights	reflected in column (a))[1]
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders
2007 Viad Corp Omnibus Incentive Plan (“2007 Plan”)	36,600	31.37	1,284,086
1997 Viad Corp Omnibus Incentive Plan (“1997 Plan”)	546,003	25.23	--
Equity compensation plans not approved by security holders	--	--	--

Total	582,603	25.62	1,284,086

[1]	The 2007 Plan, with a ten-year life, provides for the following types of awards to officers, directors and certain other employees: (a) incentive and non-qualified stock options; (b) restricted stock and restricted stock units; (c) performance units or performance shares; (d) stock appreciation rights; (e) cash-based awards and (f) certain other stock-based awards. The number of shares of common stock available for grant under the 2007 Plan is limited to 1,700,000 shares plus shares awarded under the 1997 Plan, approved by shareholders, that subsequently cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent the shares are exercised for, or settled in, vested and non-forfeited shares) up to an aggregate maximum of 1,500,000 shares.

PROPOSAL 2:  RATIFICATION OF VIAD’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board has appointed Deloitte & Touche LLP as our independent registered public accountants (independent auditors) for 2010, and the Board of Directors ratified the appointment. The following resolution concerning the appointment of Deloitte & Touche LLP as Viad’s independent auditors will be offered at the meeting:

RESOLVED, that the appointment of Deloitte & Touche LLP by the Audit Committee of the Board of Directors of Viad Corp to audit the accounts of the Corporation and its subsidiaries for the fiscal year 2010 is hereby ratified.

Deloitte & Touche LLP has audited our accounts and those of our subsidiaries for many years. Although the listing standards of the NYSE and the charter of the Audit Committee require Viad’s independent registered public accountants to be engaged, retained and supervised by the Audit Committee, the Board considers the selection of the independent registered public accountants to be an important matter of shareholder concern and is submitting appointment of Deloitte & Touche LLP for ratification by shareholders as a matter of good corporate practice. No determination has been made as to what action the Audit Committee and Board would take if shareholders do not approve the appointment.

Viad anticipates that a representative of Deloitte & Touche LLP will attend the meeting, respond to appropriate questions, and be afforded the opportunity to make a statement.

Recommendation of the Board

The Board of Directors recommends that you vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as Viad’s independent registered public accountants for 2010.

Fees and Services of Independent Registered Public Accountants

The following is a summary of the aggregate fees billed to Viad by its independent registered public accountants, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche LLP”) for professional services provided for the fiscal years ended December 31, 2008 and 2009.

Fee Category	2008 Fees ($)	2009 Fees ($)

Audit Fees[1]	2,050,400	1,765,500
Audit-Related Fees[2]	249,400	201,400
Tax Fees[3]	157,400	201,000
All Other Fees[4]	--	--

Total Fees	2,457,200	2,167,900

[1]	Audit Fees. Consists of fees billed for professional services provided for the audits of Viad’s financial statements for the fiscal years ended December 31, 2008 and 2009, and for review of the financial statements included in Viad’s Quarterly Reports on Form 10-Q for those fiscal years. Fees in 2008 and 2009 also were incurred in connection with the audit of Viad’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

[2]	Audit-Related Fees. Consists of fees billed for services provided to Viad for audit-related services, which generally include fees for separate audits of employee benefit and pension plans, certain due diligence assistance and consultation, and ad hoc fees for consultation on financial accounting and reporting standards.

[3]	Tax Fees. Consists of fees billed for services provided to Viad for tax services, which generally include fees for corporate tax planning, consultation and compliance.

[4]	All Other Fees. Consists of fees billed for all other services provided to Viad, which generally include fees for consultation regarding computer system controls and human capital consultations. No services were performed related to financial information systems design and implementation for the fiscal years ended December 31, 2008 and 2009.

None of the above-described professional services were approved by the Audit Committee in reliance on the de minimus exception to the pre-approval requirements under federal securities laws and regulations.

Pre-Approval of Services of Independent Registered Public Accountants

The Audit Committee’s written policy is to pre-approve all audit and permissible non-audit services provided by Viad’s independent registered public accountants, which is Deloitte & Touche LLP. These services may include audit services, audit-related services, tax services and other permissible non-audit services. Any service incorporated within the engagement letter of the independent registered public accountants, which is approved by the Audit Committee, is deemed pre-approved. Any service identified as to type and estimated fee in the written annual service plan of the independent registered public accountants, which is approved by the Audit Committee, is deemed pre-approved up to the dollar amount provided in such annual service plan.

During the year, the independent registered public accountants also provide additional accounting research and consultation services required by, and incident to, the audit of Viad’s financial statements and related reporting compliance. These additional audit-related services are pre-approved up to the amount provided in the annual service plan which is approved by the Audit Committee. The Audit Committee may also pre-approve services on a case-by-case basis during the year, or the Chairman of the Audit Committee may give such pre-approval in writing on behalf of the Audit Committee. The Chairman reviews his pre-approvals with the full Audit Committee not later than at the committee’s next meeting.

The Audit Committee’s approval of proposed services and fees are noted in the meeting minutes of the Audit Committee and/or by signature on behalf of the Audit Committee on the engagement letter. The independent registered public accountants are periodically requested to summarize the services and fees paid to date, and management is required to report whether the services and fees have been pre-approved in accordance with the required pre-approval process of the Audit Committee.

Non-Audit Services of Independent Registered Public Accountants

The Audit Committee has considered whether the provision of non-audit services by Deloitte & Touche LLP is compatible with maintaining auditor independence.

VOTING PROCEDURES AND REVOKING YOUR PROXY

Voting Procedures

In order to be elected as a director in an uncontested election, the number of shares voted “for” a director nominee from the shares present and voting in person or by proxy must exceed the number of votes cast “against” the director nominee. In contested elections where the number of nominees exceeds the number of directors to be elected, director nominees must receive a plurality of the shares present and voting in person or by proxy in order to be elected. A plurality means receiving the largest number of votes, regardless of whether that is a majority. All matters submitted to you at the meeting will be decided by a majority of the votes cast on the matter, except as otherwise provided by law or our Certificate of Incorporation or Bylaws. You may not cumulate votes.

Shareholders who fail to return a proxy or attend the meeting will not count towards determining any required plurality, majority or quorum. Shareholders and brokers returning proxies or attending the meeting who are entitled to vote on the subject matter and who abstain from voting on a proposition will count towards determining a quorum, plurality or majority for that proposition. Banks and brokers that have not received voting instructions from their clients may vote their clients’ shares on the election of directors and ratifying the appointment of our independent registered public accounting firm.

Your proxy will be voted in accordance with the instructions you place on the proxy card. Unless you vote otherwise, all shares represented by your returned signed proxy will be voted as noted on page 1 of this proxy statement. If you are a participant in a 401(k) plan of Viad or one of its subsidiaries, your proxy will serve as a voting instruction to the respective Trustee. In a 401(k) plan, if no voting instructions are received from a participant, the Trustees will vote those shares in accordance with the majority of shares voted in such Plans for which instructions were received or in the discretion of such Trustees as their fiduciary duty may require.

Viad has adopted a procedure approved by the SEC called “householding” in order to reduce printing and mailing costs. Shareholders of record who have the same address and last name will receive only one copy of this proxy statement and Viad’s 2009 Annual Report, unless one or more of these shareholders notifies Viad that they wish to continue receiving individual copies. Shareholders who participate in householding will continue to receive separate proxy cards. If you do not wish to participate in householding and prefer to receive a separate copy of this proxy statement and Viad’s 2009 Annual Report, or if you prefer to receive separate copies of these documents in the future, please contact Viad’s transfer agent, Wells Fargo Shareowner Services, P.O. Box 64874, St. Paul, MN 55164-0874 (telephone number: 1-800-453-2235). Beneficial owners can request information about householding from their banks, brokers or other holders of record.

Revoking Your Proxy

Proxies may be revoked if you:

•	Deliver a signed, written revocation letter, dated later than the proxy, to Scott E. Sayre, Vice President-General Counsel and Secretary, at our Phoenix address listed on page 1 above.

•	Deliver a signed proxy, dated later than the first one, to Viad Corp; c/o Shareowner Services; P.O. Box 64873; St. Paul, Minnesota 55164-0873.

•	Attend the meeting and vote in person rather than by proxy. Your attendance at the meeting will not revoke your proxy unless you choose to vote in person.

Solicitation of Proxies

The cost of solicitation will be borne by Viad. Solicitation of proxies will be made primarily through the use of the mails, but regular employees of Viad may solicit proxies personally, by telephone or otherwise. Viad will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to beneficial owners of shares.

SUBMISSION OF SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

From time to time shareholders submit proposals and director nominations which may be proper subjects for inclusion in the proxy statement and form of proxy for consideration at the Annual Meeting of Shareholders. To be considered in the proxy statement or at an annual or special meeting, proposals and director nominations must be submitted on a timely basis, in addition to meeting other legal requirements. Viad must receive proposals and nominations for the 2010 Annual Meeting of Shareholders no later than December 7, 2010, for possible inclusion in the proxy statement, or on or between January 18, 2011 and February 17, 2011, for possible consideration at the meeting, which is expected to be held on Tuesday, May 17, 2011. Proposals, director nominations, or related questions should be directed in writing to the undersigned at the address listed on page 1 above.

OTHER BUSINESS

The Board of Directors knows of no other matters to be brought before the meeting. If any other business should properly come before the meeting, the persons appointed in the enclosed proxy have discretionary authority to vote in accordance with their best judgment.

A copy of Viad’s 2009 Annual Report filed with the SEC is enclosed herewith. You may also obtain Viad’s other SEC filings and certain other information concerning Viad through the Internet at www.sec.gov and www.viad.com, respectively. Information contained in any website referenced in this proxy statement is not incorporated by reference in this proxy statement.

By Order of the Board of Directors

SCOTT E. SAYRE
Vice President-General Counsel and Secretary

PLEASE VOTE -- YOUR VOTE IS IMPORTANT

VIAD CORP
ANNUAL MEETING OF STOCKHOLDERS
Tuesday, May 18, 2010
9:00 a.m. Mountain Standard Time
The Ritz-Carlton
2401 East Camelback Road
Phoenix, AZ 85016
Viad Corp
1850 North Central Avenue, Suite 800
Phoenix, Arizona 85004-4545 proxy
This proxy is solicited by the Board of Directors for use at the Annual Meeting of
Stockholders on
May 18, 2010.
The shares of Viad Corp common stock you hold in your account will be voted as you specify on the reverse side.
If no choice is specified, the proxy will be voted “FOR” all nominees and Item 2.
By signing the proxy, you revoke all prior proxies and appoint Paul B. Dykstra and Robert E. Munzenrider, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting of Stockholders and all adjournments.
See reverse for voting instructions.
101405

Shareowner ServicesSM P.O. Box 64945
St. Paul, MN 55164-0945
COMPANY #
Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
INTERNET — www.eproxy.com/vvi Use the Internet to vote your proxy until
12:00 p.m. (CT) on May 17, 2010.
PHONE — 1-800-560-1965
Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on May 17, 2010.
MAIL — Mark, sign and date your proxy card and return it in the postage-paid envelope provided.
If you vote your proxy by Internet or by Telephone, you
do NOT need to mail back your Voting Instruction Card.
TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.
please detach here
The Board of Directors Recommends a Vote FOR all nominees and Item 2.
Election of directors: FOR AGAINST ABSTAIN 1a. Isabella Cunningham
1b. Jess Hay 1c. Albert M. Teplin 2. Ratify the appointment of Deloitte & Touche LLP as our independent public accountants for 2010. For Against Abstain To help us save printing and postage costs, would you prefer to receive proxy materials electronically via the Internet? If yes, mark box.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE
VOTED
FOR EACH PROPOSAL.
Address Change? Mark Box Indicate changes below:
Date Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, adminis trators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.